                                           Filed Pursuant to Rule 424(b)(2)
                                             Registration Nos. 333-14865,
                                                     333-14865-01,
                                               33-50049 and 33-50049-01

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 9, 1996)

                                                                    [LOGO]
                                 $4,100,000,000

                         U S WEST CAPITAL FUNDING, INC.
                 $600,000,000 6.85% NOTES DUE JANUARY 15, 2002
                $1,100,000,000 7.30% NOTES DUE JANUARY 15, 2007
              $1,100,000,000 7.90% DEBENTURES DUE FEBRUARY 1, 2027
               $200,000,000 8.15% DEBENTURES DUE FEBRUARY 1, 2032
               $600,000,000 6.95% DEBENTURES DUE JANUARY 15, 2037
               $500,000,000 7.95% DEBENTURES DUE FEBRUARY 1, 2097
  UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND
                                  INTEREST BY
                                 U S WEST, INC.
                               ------------------

    Interest on the 6.85% Notes due January 15, 2002 (the "2002 Notes") and the 7.30% Notes due January 15, 2007 (the "2007 Notes" and, together with the 2002 Notes, the "Notes") is payable semiannually in arrears on January 15 and July 15 of each year, commencing July 15, 1997. The Notes are not redeemable by U S WEST Capital Funding, Inc. ("Capital Funding") prior to maturity. The 2002 Notes will mature on January 15, 2002. The 2007 Notes will mature on January 15, 2007. See "Description of Notes and Debentures--Notes."

    Interest on the 7.90% Debentures due February 1, 2027 (the "2027 Debentures"), the 8.15% Debentures due February 1, 2032 (the "2032 Debentures") and the 7.95% Debentures due February 1, 2097 (the "2097 Debentures") is payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1997. Interest on the 6.95% Debentures due January 15, 2037 (the "2037 Debentures" and, together with the 2027 Debentures, the 2032 Debentures and the 2097 Debentures, the "Debentures") is payable semiannually in arrears on January 15 and July 15 of each year, commencing July 15, 1997. The 2027 Debentures, the 2037 Debentures and, except in certain circumstances upon the occurrence of a Tax Event (as defined herein), the 2097 Debentures are not redeemable by Capital Funding prior to maturity. The 2027 Debentures will mature on February 1, 2027. The 2037 Debentures will mature on January 15, 2037. The 2097 Debentures will mature on February 1, 2097. The 2032 Debentures will mature on February 1, 2032 and are not redeemable by Capital Funding prior to February 1, 2007. On or after February 1, 2007, the 2032 Debentures will be redeemable at the option of Capital Funding, as a whole or in part, on at least 30 days notice. See "Description of Notes and Debentures--Debentures" and "--Redemption."

                                                         (CONTINUED ON PAGE S-3)
                       ----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
                   WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                                                        PRICE TO                UNDERWRITING
                                                                       PUBLIC(1)                DISCOUNT(2)
Per 2002 Note.................................................          99.961%                     .6%
Total.........................................................        $599,766,000               $3,600,000
Per 2007 Note.................................................          99.849%                     .65%
Total.........................................................       $1,098,339,000              $7,150,000
Per 2027 Debenture............................................            100%                     .875%
Total.........................................................       $1,100,000,000              $9,625,000
Per 2032 Debenture............................................            100%                     .875%
Total.........................................................        $200,000,000               $1,750,000
Per 2037 Debenture............................................           99.8%                     .625%
Total.........................................................        $598,800,000               $3,750,000
Per 2097 Debenture............................................            99%                      1.125%
Total.........................................................        $495,000,000               $5,625,000

                                                                      PROCEEDS TO
                                                                   CAPITAL FUNDING(3)
Per 2002 Note.................................................          99.361%
Total.........................................................        $596,166,000
Per 2007 Note.................................................          99.199%
Total.........................................................       $1,091,189,000
Per 2027 Debenture............................................          99.125%
Total.........................................................       $1,090,375,000
Per 2032 Debenture............................................          99.125%
Total.........................................................        $198,250,000
Per 2037 Debenture............................................          99.175%
Total.........................................................        $595,050,000
Per 2097 Debenture............................................          97.875%
Total.........................................................        $489,375,000

(1) Plus accrued interest, if any, from January 22, 1997.

(2) Capital Funding and U S WEST have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deduction of expenses payable by Capital Funding estimated at $1,750,000.

                       ----------------------------------

    The Notes and the Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes and the Debentures will be made through the book-entry facilities of The Depository Trust Company against payment therefor in immediately available funds on or about January 22, 1997.

                       ----------------------------------

MERRILL LYNCH & CO.                                              LEHMAN BROTHERS
                             ---------------------

    GOLDMAN, SACHS & CO.          MORGAN STANLEY & CO.          SALOMON BROTHERS INC
                                      INCORPORATED

                       ----------------------------------

          The date of this Prospectus Supplement is January 16, 1997.

DESCRIPTION OF CHART -- INSIDE FRONT COVER OF PROSPECTUS SUPPLEMENT

    Organizational chart showing (i) the legal and economic ownership structure of U S WEST and its operating divisions, (ii) the operating divisions attributable to each of the U S WEST Media Group and the U S WEST Communications Group, and (iii) the pro forma amounts of revenue, operating income and EBITDA of each operating division for the twelve months ended September 30, 1996 based upon pro forma financial results of operations of U S WEST for the twelve months ended September 30, 1996 that include the effects of the merger of Continental Cablevision, Inc. with and into a subsidiary of U S WEST and exclude the effect of the deconsolidation of U S WEST's cellular subsidiary, U S WEST NewVector Group, Inc., under "Phase II" of U S WEST's joint venture with Airtouch Communications.

(Footnote to chart)
___________________
The financial information summarized above is based upon pro forma financial results of operations of U S WEST, Inc. ("U S WEST") for the twelve months ended September 30, 1996, that include the effect of the merger of Continental Cablevision, Inc. with and into a subsidiary of U S WEST and exclude the effect of the deconsolidation of U S WEST's cellular subsidiary, U S WEST NewVector Group, Inc. ("NewVector"), under "Phase II" of U S WEST's joint venture with Airtouch Communications. While U S WEST will deconsolidate the operations of NewVector under Phase II of the joint venture agreement, it will receive a proportionate share of the joint venture's cash flows, subject to periodic capital calls. This information should be read in conjunction with the detailed financial information presented on pages S-11 through S-25 in this Prospectus Supplement.

(CONTINUED FROM COVER PAGE)

    The 2037 Debentures are repayable, at the option of the registered holders thereof, in whole or in part, on January 15, 2004 at a price equal to 100% of their principal amount plus all accrued interest thereon to January 15, 2004. An election to exercise such repayment option, which is irrevocable when made, must be made within the period commencing on November 15, 2003 and ending at the close of business on December 15, 2003. No similar right is available to the holders of the 2002 Notes, the 2007 Notes, the 2027 Debentures, the 2032 Debentures or the 2097 Debentures. See "Description of Notes and Debentures--Optional Repayment."

    Upon the occurrence of a Tax Event, Capital Funding will have the right to advance the maturity date of the 2097 Debentures to the minimum extent required, in the opinion of nationally recognized independent tax counsel experienced in such matters, in order to allow for the payments of interest in respect of the 2097 Debentures to be deductible for federal income tax purposes. If a Tax Event occurs and, in the opinion of such counsel, there would in all cases, after advancing the maturity date, be more than an insubstantial risk that interest payable by Capital Funding on the 2097 Debentures is not, or will not be, deductible, in whole or in part, by Capital Funding for federal income tax purposes, Capital Funding will have the right, within 90 days following the occurrence of such Tax Event, to redeem the 2097 Debentures in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the principal amount of the 2097 Debentures or (ii) the sum, as determined by a Quotation Agent (as defined herein), of the present values of the principal amount and the remaining scheduled payments of interest from the redemption date to February 1, 2097, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate (as defined herein), plus, in each case, accrued interest thereon to the date of redemption. Prospective investors should be aware that Capital Funding's exercise of its right to advance the maturity of the 2097 Debentures will be a taxable event to holders if the 2097 Debentures are treated as equity for federal income tax purposes before the maturity date is advanced. See "Description of Notes and Debentures--Conditional Right to Advance Maturity and Tax Event Redemption."

    The Notes and the Debentures are unsecured obligations of Capital Funding and rank equally with all other unsecured and unsubordinated indebtedness of Capital Funding. The Notes and the Debentures are unconditionally guaranteed (the "Guarantees") as to the payment of principal, premium, if any, and interest by Capital Funding's corporate parent, U S WEST, Inc. ("U S WEST").

    The 2002 Notes, the 2007 Notes, the 2027 Debentures, the 2032 Debentures, the 2037 Debentures and the 2097 Debentures will be issued in the form of one or more global securities (the "Global Securities") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants (which may include Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Citibank, N.A., as operator of Cedel Bank, societe anonyme). Except in the limited circumstances described herein, Notes and Debentures in definitive form will not be issued. See "Description of Notes and Debentures--Book-Entry System."

                           --------------------------

    IN CONNECTION WITH THESE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES AND THE DEBENTURES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           --------------------------

    THE FOLLOWING INFORMATION CONCERNING U S WEST, CAPITAL FUNDING, THE NOTES, THE DEBENTURES AND THE GUARANTEES SUPPLEMENTS, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT HAVE THE SAME MEANINGS AS IN THE ACCOMPANYING PROSPECTUS.

    ON NOVEMBER 1, 1995, AS PART OF THE RECAPITALIZATION DESCRIBED HEREIN UNDER "RECENT DEVELOPMENTS--RECAPITALIZATION," U S WEST CHANGED ITS STATE OF INCORPORATION FROM COLORADO TO DELAWARE THROUGH THE MERGER OF U S WEST, INC., A COLORADO CORPORATION AND U S WEST'S PREDECESSOR ("U S WEST COLORADO"), WITH AND INTO U S WEST, A DELAWARE CORPORATION, WITH U S WEST CONTINUING AS THE SURVIVING CORPORATION. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "U S WEST" REFER TO U S WEST AND U S WEST COLORADO, ITS COLORADO PREDECESSOR.

    SOME OF THE INFORMATION PRESENTED IN OR IN CONNECTION WITH THIS PROSPECTUS SUPPLEMENT CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALTHOUGH U S WEST BELIEVES THAT ITS EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESS AND OPERATIONS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM ITS EXPECTATIONS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS INCLUDE: (I) DIFFERENT THAN ANTICIPATED COMPETITIVE ACTIVITY, INCLUDING COMPETITION FROM NEW ENTRANTS INTO THE LOCAL EXCHANGE AND INTER-LATA TOLL MARKETS, (II) CHANGES IN DEMAND FOR U S WEST'S PRODUCTS AND SERVICES, INCLUDING CABLE, WIRELESS AND CUSTOM CALLING FEATURES, (III) DIFFERENT THAN ANTICIPATED EMPLOYEE LEVELS, CAPITAL EXPENDITURES, AND OPERATING EXPENSES AS A RESULT OF RAPID GROWTH WITHIN THE COMMUNICATIONS GROUP REGION (AS DEFINED BELOW), (IV) THE GAIN OR LOSS OF SIGNIFICANT CUSTOMERS, (V) REGULATORY CHANGES AFFECTING THE TELECOMMUNICATIONS INDUSTRY, INCLUDING CHANGES THAT COULD HAVE AN IMPACT ON THE COMPETITIVE ENVIRONMENT IN THE LOCAL EXCHANGE MARKET, (VI) PENDING REGULATORY ACTIONS IN STATE JURISDICTIONS, (VII) HIGHER THAN ANTICIPATED START-UP COSTS ASSOCIATED WITH NEW BUSINESS OPPORTUNITIES, (VIII) INCREASES IN FRAUDULENT ACTIVITY WITH RESPECT TO WIRELESS SERVICES, OR (IX) DELAYS IN THE DEVELOPMENT OF ANTICIPATED TECHNOLOGIES, OR THE FAILURE OF SUCH TECHNOLOGIES TO PERFORM ACCORDING TO EXPECTATIONS.

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and directory and information services businesses. U S WEST's mission is to be a leading provider of interactive, integrated communications, entertainment and information services over wired broadband and wireless networks in selected local markets worldwide. Toward this end, U S WEST reorganized itself in 1995 so that it could conduct its business through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). U S WEST issued two classes of common stock in connection with this reorganization:
U S WEST Communications Group Common Stock, par value $.01 per share (the "Communications Stock"), and U S WEST Media Group Common Stock, par value $.01 per share (the "Media Stock"). See "Recent Developments--Recapitalization". The Communications Stock is intended to reflect separately the performance of the Communications Group and the Media Stock is intended to reflect separately the performance of the Media Group.

COMMUNICATIONS GROUP COMPETITIVE STRATEGY

    The Communications Group is comprised of U S WEST Communications, Inc., its regulated telephone company ("U S WEST Communications"), and various unregulated subsidiaries. Through U S WEST Communications, the Communications Group provides telecommunications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). Through its unregulated subsidiaries, the Communications Group also provides telecommunications and high-speed data networking equipment and services to business customers and government agencies nationwide.

    The Communications Group's competitive strategy is calculated to address both the advantages and challenges inherent in one of the fastest growing but least populated regions of the country. In recent years, the Communications Group Region has experienced rapid growth, having seven of the ten fastest-growing states in the United States. At the same time, the Communications Group Region is one of the most sparsely populated regions of the country. Though it comprises over forty percent of the land mass of the lower 48 states, it has just over ten percent of the population. This low population density, along with the fact that most of the growth continues to occur outside of the top five Metropolitan Statistical Areas, makes the Communications Group Region less attractive to facilities-based competitors, such as competitive access providers, than the regions of other regional bell operating companies (the "RBOCs"). Competitors intending to "cherry pick" high value customers have more incentive to focus their efforts on other regions, notwithstanding the Communications Group Region's rapid growth. However, the sparse population also creates challenges. The vast geography of the Communications Group Region adds considerably to investment and maintenance costs, making ubiquitous service a comparatively expensive endeavor. To capitalize on these advantages and manage the challenges, the Communications Group has adopted the following specific and mutually reinforcing strategies.

    PROVIDE SUPERIOR SERVICE TO CUSTOMERS. Management believes the Communications Group is entering the competitive arena from a position of strength. It has one hundred years of experience managing increasingly complex networks--delivering complex bundles of services to millions of customers. Unlike many of its competitors, it has the ability to provide ubiquitous services to mass markets as well as the advantage of long-term relationships with its customers. To continue to capitalize on these strengths in a competitive environment, it is important that the Communications Group provide competitive, quality service. To that end, the Communications Group has accelerated its investment in service quality even in the face of rapid and sustained growth. Though service problems have not been fully avoided, the results of this investment are becoming evident. At the end of September, 1996, orders for primary service held more than 30 days were less than half of what they were at the end of September, 1995, and were 63 percent lower than they were at the end of the third quarter of 1994. This improvement has occurred in spite of a

30 percent increase in service order activity over the last two years. The Communications Group intends to continue its service improvement efforts, and to retain its customers by providing superior service.

    ENHANCE NETWORK CAPACITY AND CAPABILITY. The Communications Group intends to deliver the products and services its customers want. The Communications Group is utilizing a flexible network architecture as it upgrades and expands its infrastructure. A key example of this effort is the deployment of "U S WEST Network 21" in major metropolitan areas. Targeted deployment of this leading-edge bi-directional SONET ring architecture offers unprecedented survivability, reliability and flexibility for high-capacity services. Deployment is complete in Denver, Phoenix, and Seattle, and is under way in other key cities. A benefit of Network 21 over those architectures deployed by competitors is the size of the rings. The Communications Group's competitors usually measure coverage in blocks, targeting core downtown locations. The geographic coverage of Network 21 is measured in hundreds of square miles and connects users across vast metropolitan areas. Taking advantage of capabilities like Network 21 and other network improvements, the Communications Group seeks to keep in place an infrastructure that will enable it to satisfy the needs of customers into the future.

    BUILD CUSTOMER LOYALTY, EXPAND PORTFOLIO OF PRODUCTS AND SERVICES. The Communications Group is focused on positioning itself as the service provider its customers think of first when they want a comprehensive, affordable solution to their communications needs. Taking advantage of its local presence, the Communications Group is taking steps to better know and segment customers, understand their wants and needs, develop specialized packages of communications products and services for specific customer segments, deliver exceptional value, and provide full-service support.

    Customer loyalty hinges on giving customers choice, quality, convenience and value in the products and services they choose. The Communications Group is responding to customer needs with numerous new products and services, including:

    - "The Real Deal"--a value-priced package of products, including Call Waiting, Caller ID, Three-Way Calling, and a number of other value-added services. This special offer has bolstered the penetration level of these value-added services and significantly increased the average buy-up rate per customer.

    - "Home Receptionist" and "Business Receptionist"--all-in-one communications systems that use screen-based telephone units to combine key value-added services, including Caller ID, Call Waiting Deluxe and Voice Messaging.

    - "Message Send"--an innovative product feature traditionally available only to business customers, has been incorporated as a standard feature that enables any Voice Messaging customer-- residential or business--to send voice messages to one another, individually or in groups.

    - "Single Number Service"--a service that enables a business with multiple locations to list a single telephone number for customers to call and routes those calls to the business location closest to the caller.

    - "Call Waiting ID"--a service that combines Caller ID and Call Waiting. Call Waiting ID identifies the name and number of the callers that come in while the user is on the phone with another caller.

    The Communications Group is also building a long distance division that will primarily focus on providing long distance services between local access and transport areas ("LATAs"), with an emphasis on calls that originate within the Communications Group Region. This division, U S WEST Long Distance, will focus on the packaging of its offerings with U S WEST's existing products and services. Based on Federal Communications Commission ("FCC") calling traffic analysis, about 13 percent of the nation's long-distance traffic originates within the Communications Group Region, and approximately 40 percent of this traffic both originates and terminates within the Communications Group Region. Recent market data indicates that the inter-LATA long-distance market within the Communications Group Region currently amounts to approximately $10 billion, or approximately $6 billion net of access charges currently received by U S WEST Communications. Subject to FCC guidelines, management expects to begin offering inter-LATA long-distance services in the Communications Group Region in 1998. The objective of this division is to become the number two long-distance provider within the Communications Group Region in its first four years of operations.

    ENSURE A FAIR COMPETITIVE ENVIRONMENT. The Communications Group must represent the interests of its investors, creditors and customers as the FCC and state regulators implement the policies embodied in the Telecommunications Act of 1996 (the "Telecommunications Act"). Of the more than 50 rule-makings the FCC will be required to address during the implementation of the Telecommunications Act, three will bring significant change to every aspect of the local exchange business: interconnection, universal service, and access reform. Though the full business impacts will not be known until all three of these major rulings are in place, U S WEST has moved swiftly and aggressively to challenge selected portions of the FCC's interconnection order in an effort to ensure a fair competitive environment. See "Recent Developments-- Telecommunications Act of 1996."

MEDIA GROUP COMPETITIVE STRATEGY

    The business environment of the Media Group is one in which customers increasingly demand the benefits of a "networked world"--a world where people turn to networks for entertainment, communication and commerce. The rapid growth of the Internet is one example of this emerging demand, and the increased use of long distance and the demand for additional telephone lines to handle computer and facsimile transmissions are further examples. The competitive strategy of the Media Group is centered on satisfying the demands of the networked world. The Media Group intends to meet these demands through the operation of three lines of business in local markets worldwide: (i) cable and telecommunications network businesses outside of the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses, and (iii) domestic and international directory and information services businesses.

    CABLE AND TELEPHONY SERVICES. Cable and telephony services are at the core of the Media Group's strategy. While other companies develop software, hardware and global applications for the networked world, the Media Group will focus on the supply of easy-to-use local connections to it. It will do so by providing highly clustered customer access to hybrid fiber-coax ("HFC") broadband networks. The Media Group believes that this type of access provides the best and most economical platforms for delivery of video, data, telephony and multimedia services. Management believes that, relative to other network alternatives, HFC provides a more desirable combination of speed, interactivity, signal quality and integration of services. It is also a better platform for providing a combination of services on a largely variable cost basis. At a fixed cost of approximately $200 per home passed, the Media Group plans to selectively upgrade its cable systems. Once completed, this upgrade will enhance network quality and reliability as well as provide capacity for added channels, pay-per-view offerings and targeted advertising. The upgrade will also permit the offering of new services to subscribers such as high-speed Internet access, telephony and digital video offerings. These new services could be offered to subscribers on a highly variable cost basis. By the end of 1998, the Media Group expects that it will have more than 80 percent of its owned or managed cable properties upgraded to offer multiple services to customers.

    In 1996, the Media Group took a dramatic step in its cable-telephony strategy when it acquired Continental Cablevision, Inc. ("Continental"). Continental gives the Media Group access to an additional 7.3 million homes passed. As of September 30, 1996, the Media Group had access to or management influence over cable subscribers and homes passed as follows (in millions):

                                                                    HOMES         CABLE
                                                                   PASSED      SUBSCRIBERS    PENETRATION
                                                                 -----------  -------------  -------------
MediaOne.......................................................         0.9           0.5            58%
Continental....................................................         7.3           4.2            58%
Time Warner Entertainment Company, L.P.*.......................        18.8          11.7            62%
                                                                        ---           ---
                                                                                      ---
Total*.........................................................        27.0          16.4
                                                                        ---           ---
                                                                        ---           ---

------------------------

* Includes cable properties owned or managed by Time Warner Entertainment Company, L.P. ("TWE").

In addition, the Media Group has interests in international cable and telephony ventures that hold franchises that cover nearly 19 million homes.

    With the acquisition of Continental, the Media Group believes it has achieved the scale and scope necessary to execute its strategy and capitalize on new market opportunities in enhanced cable, telephony and high-speed data. However, U S WEST from time to time engages in preliminary discussions regarding restructurings, dispositions and other similar transactions. Any such transaction may include, among other things, the transfer of certain assets, businesses or interests, or the incurrence or assumption of indebtedness. Some such transactions could have a material impact upon the financial condition and results of operations of U S WEST. There is no assurance that any such discussions will result in the consummation of any such transaction.

    Management expects that the implementation of the Media Group's cable and telephony strategy, including the selective upgrading of its cable plant, will be capital intensive. The Media Group recognizes that the successful implementation of its strategy will require access to the capital markets at reasonable costs. U S WEST believes that its current credit ratings are a competitive advantage that provide the Media Group with the financial flexibility it needs to execute its strategy.

    WIRELESS. Wireless networks are also serving an important component of the networked world, helping customers to communicate and do business with fewer limitations on time and mobility. In 1995, the Media Group's operational focus on its cellular subsidiary, U S WEST NewVector Group, Inc. ("NewVector"), resulted in NewVector's outpacing its peers in the cellular industry in subscriber and operating cash flow growth. To establish greater commercial visibility, NewVector also adopted the brand name of AirTouch Communications ("AirTouch"). Pursuant to its July 25, 1994 agreement with AirTouch, the Media Group expects to complete the merger of its cellular operations with those of AirTouch by early 1997. To further enhance this position, the Media Group and AirTouch have formed a marketing and technical alliance with Bell Atlantic Corporation and NYNEX Corporation. This alliance positions the Media Group to negotiate favorable equipment contracts, provide national roaming capabilities and secure strong distribution channels. See "Recent Developments--U S WEST/AirTouch Joint Venture."

    DIRECTORY AND INFORMATION SERVICES. Directory and information services will help buyers and sellers connect with each other in the networked world. U S WEST Dex, Inc. ("Dex," formerly U S WEST Marketing Resources Group, Inc.) focuses on its high-margin Yellow Pages directory business, while investing in new services that enhance and extend the profitability of the core product. Dex has low capital requirements, and has produced consistently strong results, with steady growth in cash flow and earnings despite fluctuating economic cycles. It is investing for growth, focusing on new products and services that extend the timeliness and reach of its Yellow Pages business, and is evaluating opportunities in new markets. Dex's Yellow Pages business, which has an 80 percent market share and a 90 percent local advertiser retention rate in its operating territory, is taking substantial steps to remain competitive, including the full-scale rollout of the Yellow Pages on the Internet and further system automations to the production of directories.

                         U S WEST CAPITAL FUNDING, INC.

    Capital Funding is a wholly-owned subsidiary of U S WEST and was incorporated under the laws of the State of Colorado in June 1986. Capital Funding was incorporated for the sole purpose of providing financing to U S WEST and its affiliates, other than U S WEST Communications, through the issuance of indebtedness guaranteed by U S WEST and has no independent operations.

                              RECENT DEVELOPMENTS

CONTINENTAL ACQUISITION

    On November 15, 1996, U S WEST acquired Continental Cablevision, Inc., the third largest cable television system operator in the United States, pursuant to an Agreement and Plan of Merger dated as of February 26, 1996, as amended and restated as of June 27, 1996 and as further amended as of October 7, 1996, among U S WEST, Continental and a wholly-owned subsidiary of U S WEST (the "Merger"). The aggregate consideration paid by U S WEST to shareholders of Continental consisted of 150,614,848 shares of Media Stock, 20,000,000 shares of U S WEST Series D Preferred Stock and $1.15 billion in cash. In connection with the Merger, U S WEST also assumed all of Continental's outstanding indebtedness and other liabilities, which approximated $6.8 billion at September 30, 1996. The businesses of Continental and its subsidiaries have been attributed to the Media Group.

    The following reflects the effect of U S WEST's announcement of the Merger on the ratings assigned to the senior unsecured indebtedness of U S WEST and Capital Funding by the indicated rating agencies:

Moody's Investors Service, Inc.        Baa1  Downgraded from A2
Standard & Poor's Rating Service       BBB+ Downgraded from A+
Duff & Phelps Credit Rating Co.        BBB+ Downgraded from A+

RECAPITALIZATION

    On November 1, 1995, U S WEST created the Communications Stock, which is intended to reflect separately the performance of the Communications Group, and the Media Stock, which is intended to reflect separately the performance of the Media Group, and changed its state of incorporation from Colorado to Delaware (the "Recapitalization"). The Recapitalization was effected in accordance with the terms of an Agreement and Plan of Merger, dated as of August 17, 1995, between U S WEST Colorado and U S WEST pursuant to which (i) U S WEST Colorado was merged with and into U S WEST, with U S WEST continuing as the surviving corporation and (ii) each outstanding share of Common Stock, without par value, of U S WEST Colorado was converted into one share of Communications Stock and one share of Media Stock.

    The Recapitalization was approved by U S WEST Colorado's shareholders at a special meeting held on October 31, 1995. Implementation of the Recapitalization has not resulted in the transfer of any assets from U S WEST or any of its subsidiaries or altered the legal nature of U S WEST's obligations to its creditors. Creditors of U S WEST, including the holders of the Notes and the Debentures under the Guarantees, will continue to benefit from the cash flow of the subsidiaries of U S WEST comprising both the Communications Group and the Media Group, subject to the satisfaction of obligations by such subsidiaries. See "Description of Debt Securities and Guarantees--General" in the accompanying Prospectus.

TELECOMMUNICATIONS ACT OF 1996

    On February 8, 1996, President Clinton signed the Telecommunications Act, which is intended to promote competition between local telephone companies, long-distance carriers and cable television operators. The Telecommunications Act replaces the Modification of Final Judgment, the antitrust consent decree entered into in 1984 in connection with the divestiture by AT&T Corp. of its local telephone businesses and the formation of U S WEST and the other RBOCs. The Telecommunications Act permits local telephone companies, long-distance carriers and cable television companies to enter each other's lines of business. The RBOCs will be permitted to provide inter-LATA long distance services by opening their local networks to facilities-based competition and satisfying a detailed list of requirements, including permitting interconnection and number portability. The Telecommunications Act will also eliminate most regulation of cable rates within three years and lift the ban on cross-ownership between cable television and telephone companies, thereby permitting the RBOCs to enter into the cable business within their respective service regions so long as such entry is not effected through the purchase of existing cable companies, except in rural communities. In addition, the Telecommunications Act reaffirms the concept of universal service and directs the FCC and state regulators to determine universal service funding policy. The FCC and state regulators have been given the responsibility to interpret and oversee implementation of large portions of the Telecommunications Act. On August 8, 1996, the FCC established a framework of minimum national rules that will enable the FCC and state regulators to begin implementation of local competition. The FCC's framework of minimum national rules established rigid costing and pricing rules which, from U S WEST's perspective, significantly impede interconnection arbitrations, negotiations with new entrants to the local exchange market, and U S WEST's position in interconnection decisions by arbitrators or state public utility commissions ("PUCs"). U S WEST appealed the FCC order and sought a stay of portions of the order, including certain pricing provisions, pending appellate review. On October 15, 1996, the Eighth Circuit Court of Appeals (the "Eighth Circuit") issued its order granting a stay of all the pricing provisions of the FCC order. The stay does not postpone implementation of the Telecommunications Act. Rather the effect of the stay is to have interconnection and network unbundled element pricing be resolved through negotiations or state PUC arbitrations without the PUCs being limited in their consideration of relevant costs.

    Subsequently, the FCC and certain interexchange carriers requested the United States Supreme Court (the "Supreme Court") to review and vacate the Eighth Circuit stay. On October 31, 1996, the Supreme Court denied these requests. Thereafter, the FCC and certain interexchange carriers petitioned the Supreme Court for further consideration of vacating the stay. On November 12, 1996, the Supreme Court rejected these further petitions. Thus, the Eighth Circuit stay will remain in effect until modified by that court or until the appeal is resolved. A decision on the appeal is expected by May 1997. The order's impact on U S WEST's future results is unknown.

U S WEST/AIRTOUCH JOINT VENTURE

    On July 25, 1994, U S WEST and AirTouch announced an agreement to combine their domestic cellular operations through a joint venture. On November 1, 1995, U S WEST and AirTouch entered into Phase I of the joint venture pursuant to which U S WEST and AirTouch are operating their domestic cellular properties separately but are receiving centralized services from a wireless management company (the "WMC") on a contract basis. In Phase II of the joint venture, U S WEST and AirTouch will contribute their domestic cellular businesses to the WMC to form the third largest cellular company in the United States. The recent passage of the Telecommunications Act has removed significant regulatory barriers and U S WEST expects that Phase II will be consummated by early 1997, subject to the receipt of certain regulatory and other approvals. Following the consummation of Phase II, and the contribution by U S WEST and AirTouch of their respective interests in PrimeCo Personal Communications, L.P. to the WMC, U S WEST will have the right to exchange its interest in the WMC, valued on a private market basis, into ownership of AirTouch common shares at an appraised public value. In the event the value to be received by U S WEST exceeds 19.9 percent of AirTouch's outstanding common stock, U S WEST will receive the excess in the form of AirTouch non-voting preferred stock. Following an exchange of its interest in the WMC, U S WEST would no longer share in the cash flows of the joint venture. However, U S WEST intends that any such exchange would be on terms consistent with its strategy, including its need to access the capital markets at reasonable costs.

                                USE OF PROCEEDS

    Capital Funding will apply the proceeds from the sale of the Notes and the Debentures primarily to the repayment of a portion of its commercial paper indebtedness, though some of such proceeds may also be used for loans to U S WEST and affiliates of U S WEST for general corporate purposes. For the fiscal year ended December 31, 1995, Capital Funding's commercial paper carried a weighted average interest cost of 6.01%. For the nine months ended September 30, 1996, Capital Funding's commercial paper carried a weighted average interest cost of 5.43%.

                           CAPITALIZATION OF U S WEST

    The following table sets forth, at September 30, 1996, (i) the unaudited consolidated historical capitalization of U S WEST, (ii) the unaudited combined pro forma capitalization of U S WEST without adjustment for the sale of the Notes and the Debentures and (iii) the unaudited combined pro forma capitalization of U S WEST, as adjusted to reflect the sale of the Notes and the Debentures and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The pro forma capitalization gives effect to the Merger and related transactions, certain acquisitions, dispositions and refinancings by Continental and the consummation of Phase II of the U S WEST/AirTouch Joint Venture. The pro forma capitalization is presented for informational purposes only and is not necessarily indicative of the future capitalization of U S WEST. The table should be read in conjunction with the historical and pro forma financial statements and notes thereto of U S WEST and Continental included in the documents incorporated by reference herein, including in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                            AT SEPTEMBER 30, 1996
                                                                   ---------------------------------------
                                                                                             PRO FORMA AS
                                                                   HISTORICAL    PRO FORMA     ADJUSTED
                                                                   -----------  -----------  -------------
                                                                            (DOLLARS IN MILLIONS)
Short-term debt..................................................   $   1,728    $   6,349     $   2,289
                                                                   -----------  -----------  -------------
                                                                   -----------  -----------  -------------
Long-term debt...................................................       7,402       10,291        14,391
Preferred securities of subsidiary trust holding Company-
  guaranteed debentures (1)......................................         600          600         1,080
Preferred stock subject to mandatory redemption..................          51           51            51
Total shareowners' equity (2)....................................       8,282       11,792        11,792
                                                                   -----------  -----------  -------------
Total capitalization.............................................   $  16,335    $  22,734     $  27,314
                                                                   -----------  -----------  -------------
                                                                   -----------  -----------  -------------

------------------------

(1) Pro forma as adjusted reflects the October 29, 1996, issuance of $480 million of Trust Originated Preferred Securities by a subsidiary of U S WEST.

(2) At September 30, 1996, (i) 2,000,000,000 shares of Communications Stock and 2,000,000,000 shares of Media Stock were authorized, (ii) 479,205,051 shares of Communications Stock and 473,985,293 shares of Media Stock were outstanding and (iii) 479,205,051 shares of Communications Stock and 624,600,141 shares of Media Stock would have been outstanding on a pro forma basis (assuming the issuance of 150,614,848 shares of Media Stock in connection with the Merger). The pro forma capitalization also gives effect to the issuance of 20,000,000 shares of U S WEST Series D Preferred Stock at fair value of $920 million in connection with the Merger.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

U S WEST, INC. SUMMARY HISTORICAL FINANCIAL DATA

    The summary historical data below should be read in conjunction with the financial statements and notes thereto included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary historical financial data at December 31, 1995, 1994, 1993 and 1992 and for each of the four years ended December 31, 1995 are derived from the consolidated financial statements of U S WEST which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts" in the accompanying Prospectus. The summary historical financial data at September 30, 1996 and 1995 and for the nine months ended September 30, 1996 and 1995 are derived from the unaudited consolidated financial statements of U S WEST, which have been prepared on the same basis as U S WEST's audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                             (UNAUDITED)        (UNAUDITED)
                                            TWELVE MONTHS       NINE MONTHS
                                           ENDED OR AS OF      ENDED OR AS OF
                                            SEPTEMBER 30,      SEPTEMBER 30,           YEAR ENDED OR AS OF DECEMBER 31,
                                           ---------------  --------------------  ------------------------------------------
                                                1996          1996       1995       1995       1994       1993       1992
                                           ---------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN MILLIONS)
FINANCIAL DATA:
Sales and other revenues.................     $  12,413     $   9,353  $   8,686  $  11,746  $  10,953  $  10,294  $   9,823
Operating income.........................         2,796         2,169      2,018      2,645      2,507      1,273      2,082
Income from continuing operations before
  extraordinary items and cumulative
  effect of change in accounting
  principles (1).........................         1,270           914        973      1,329      1,426        476      1,076
Interest expense (2).....................           534           411        404        527        442        439        453
Net income (loss) (3)....................         1,301           948        964      1,317      1,426     (2,806)      (614)
Total assets.............................        25,583        25,583     24,761     25,071     23,204     20,680     23,461
Total debt (2)...........................         9,130         9,130      8,784      8,855      7,938      7,199      5,430
Preferred securities of subsidiary trust
  holding Company-guaranteed
  debentures.............................           600           600        600        600     --         --         --
Preferred stock subject to mandatory
  redemption.............................            51            51         51         51         51     --         --
Shareowners' equity......................         8,282         8,282      7,764      7,948      7,382      5,861      8,268

OPERATING DATA:
EBITDA (excludes 1993 restructuring
  charge) (4)............................     $   5,188     $   3,965  $   3,713  $   4,936  $   4,559  $   4,228  $   3,963
EBITDA margin............................          41.8%         42.4%      42.7%      42.0%      41.6%      41.1%      40.3%
Ratio of debt to EBITDA (2)..............           1.8x       --         --            1.8x       1.7x       1.7x       1.4x
Ratio of EBITDA to interest expense
  (2)....................................           9.7x          9.6x       9.2x       9.4x      10.3x       9.6x       8.7x
Percentage of debt to total capital
  (2)....................................          50.6%         50.6%      51.1%      50.7%      51.6%      55.1%      39.6%
Ratio of earnings to fixed charges.......          3.75          3.67       3.98       4.03       4.85       2.38       3.85
Capital expenditures (2).................     $   3,294     $   2,337  $   2,183  $   3,140  $   2,820  $   2,441  $   2,554
Employees................................        60,837        60,837     61,123     61,047     61,505     60,778     63,707

WHOLLY OWNED DOMESTIC OPERATIONS:
Telephone network access lines in service
  (thousands)............................        15,253        15,253     14,620     14,795     14,299     13,843     13,345
Billed access minutes of use--interstate
  (millions).............................        50,974        38,674     35,501     47,801     43,768     40,594     37,413
Billed access minutes of use--intrastate
  (millions).............................        10,324         7,808      6,988      9,504      8,507      7,529      6,956
Cable television basic subscribers--FCC
  equivalents (thousands) (5)............           511           511        482        490        459     --         --
Cellular subscribers (thousands).........         1,816         1,816      1,269      1,463        968        601        415
Directory advertisers (thousands)........           482           482        473        479        468        459        450

------------------------------
                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) Income from continuing operations before cumulative effect of change in accounting principles for the first nine months of 1996 includes gains of $31 on the sales of certain rural telephone exchanges and the current year-to-date impact of $13 from adopting Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Income from continuing operations before extraordinary item for the first nine months of 1995 includes gains of $70 on the sales of certain rural telephone exchanges and $10 for expenses associated with the Recapitalization. 1995 income from continuing operations before extraordinary item includes a gain of $95 from the merger of U S WEST's joint venture interest in Telewest Communications plc with SBC CableComms (UK), gains of $85 on the sales of certain rural telephone exchanges and $17 for expenses associated with the Recapitalization. 1994 income from continuing operations includes a gain of $105 on the partial sale of U S WEST's joint venture interest in Telewest Communications plc, a gain of $41 on the sale of U S WEST's paging operations and gains of $51 on the sales of certain rural telephone exchanges. 1993 income from continuing operations before extraordinary items was reduced by a restructuring charge of $610 and a charge of $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

(2) Capital expenditures, interest expense, debt, the percentage of debt to total capital, debt to EBITDA and EBITDA to interest expense excludes the capital assets segment, which has been discontinued and is held for sale. Percentage of debt to total capital includes preferred securities and other preferred stock as a component of total capital.

(3) Net income for the first nine months of 1996 includes a gain of $34 for the cumulative effect of the adoption of SFAS No. 121. Net income for the first nine months of 1995 was reduced by extraordinary items of $9 for the early extinguishment of debt. 1995 net income was reduced by an extraordinary item of $12 for the early extinguishment of debt. 1993 net income was reduced by extraordinary charges of $3,123 for the discontinuance of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," and $77 for the early extinguishment of debt. 1993 net income also includes a charge of $120 for U S WEST's decision to discontinue the operations of its capital assets segment. 1992 net income includes a charge of $1,793 for the cumulative effect of the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Discontinued operations provided net income of $38 and $103, in 1993 and 1992, respectively.

(4) Earnings before interest, taxes, depreciation, amortization, and other ("EBITDA"). EBITDA also excludes gains on sales of rural telephone exchanges and restructuring charges. U S WEST considers EBITDA an important indicator of the operational strength and performance of its businesses. EBITDA, however, should not be considered as an alternative to operating or net income as an indicator of the performance of U S WEST's businesses or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles ("GAAP").

(5) U S WEST acquired the MediaOne properties on December 6, 1994.

CONTINENTAL CABLEVISION, INC. SUMMARY HISTORICAL FINANCIAL DATA

    The summary consolidated historical financial data provided below should be read in conjunction with the Consolidated Financial Statements of Continental and the notes thereto incorporated by reference in U S WEST's Current Reports on Form 8-K, dated October 15, 1996 and November 15, 1996 (as amended by Form 8-K/A, filed December 12, 1996), incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary historical financial data at December 31, 1995 and for each of the four years ended December 31, 1995 are derived from the Consolidated Financial Statements of Continental which have been audited by Deloitte & Touche LLP, independent certified accountants. See "Experts" in the accompanying Prospectus. The summary historical financial data at September 30, 1996 and for the nine months ended September 30, 1996 and 1995 are derived from the unaudited Consolidated Financial Statements of Continental, which have been prepared on the same basis as Continental's audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                     (UNAUDITED)
                                    TWELVE MONTHS       (UNAUDITED)
                                        ENDED        NINE MONTHS ENDED
                                    SEPTEMBER 30,      SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                    --------------  --------------------  ------------------------------------------
                                         1996         1996       1995       1995       1994       1993       1992
                                    --------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
FINANCIAL DATA:
Revenues..........................    $1,863,876    $1,413,977 $ 992,493  $1,442,392 $1,197,977 $1,177,163 $1,113,475
Operating, selling, general and
  administrative expenses.........     1,100,635      834,419    571,025    837,241    672,884    649,571    625,145
Depreciation and amortization.....       462,882      352,279    230,568    341,171    283,183    279,009    272,851
Restricted stock purchase
  program(1)......................        15,705       12,647      8,947     12,005     11,316     11,004      9,683
                                    --------------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income..................       284,654      214,632    181,953    251,975    230,594    237,579    205,796
Interest expense (net)............       464,847      353,583    252,562    363,826    315,541    282,252    296,031
Loss before extraordinary item and
  cumulative effect of accounting
  change..........................      (213,288)    (159,393)   (58,132)  (112,027)   (68,576)   (25,774)  (102,960)
Extraordinary item................        --           --         --         --        (18,265)    --         --
Cumulative effect of accounting
  change..........................        --           --         --         --         --       (184,996)    --
                                    --------------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss..........................      (213,288)    (159,393)   (58,132)  (112,027)   (86,841)  (210,770)  (102,960)
Preferred stock preferences.......       (42,331)     (32,084)   (29,555)   (39,802)   (36,800)   (34,115)   (16,861)
                                    --------------  ---------  ---------  ---------  ---------  ---------  ---------
Loss applicable to common
  stockholders....................    $ (255,619)   $(191,477) $ (87,687) $(151,829) $(123,641) $(244,885) $(119,821)
                                    --------------  ---------  ---------  ---------  ---------  ---------  ---------
                                    --------------  ---------  ---------  ---------  ---------  ---------  ---------

OPERATING DATA:
EBITDA(2).........................    $  763,241    $ 579,558  $ 421,468  $ 605,151  $ 525,093  $ 527,592  $ 488,330
EBITDA margin.....................          40.9%        41.0%      42.5%      42.0%      43.8%      44.8%      43.9%
Capital expenditures..............    $  686,053    $ 513,938  $ 346,046  $ 518,161  $ 300,511  $ 185,691  $ 145,189

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                                             (UNAUDITED)
                                                                         AS OF SEPTEMBER 30,    AS OF DECEMBER 31,
                                                                                1996                   1995
                                                                       -----------------------  ------------------
                                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................................................       $      27,943          $     18,551
Total assets.........................................................           5,740,315             5,080,593
Total debt...........................................................           5,792,523             5,285,159
Redeemable common stock..............................................             277,659               256,135
Shareowners' deficit.................................................          (1,171,620)           (1,215,951)

                                                                  AS OF
                                                              SEPTEMBER 30,           AS OF DECEMBER 31,
                                                              -------------  -------------------------------------
                                                                  1996          1995         1994         1993
                                                              -------------  -----------  -----------  -----------
CONTINENTAL SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS (3):
Homes passed by cable (4)...................................     7,274,000     7,191,000    5,372,000    5,192,000
Number of basic subscribers (5).............................     4,243,000     4,190,000    3,081,000    2,895,000
Basic penetration (6).......................................          58.3%         58.3%        57.4%        55.8%
Monthly cable revenue per average basic subscriber (7)......   $     38.16   $     35.99  $     35.06  $     35.69

------------------------------

(1) Represents the difference between the consideration paid by employees for shares of Restricted Continental Common Stock under Continental's Restricted Stock Purchase Program and the fair market value of such shares (as determined by the Continental Board) at the date of issuance, amortized over such shares' vesting schedule. See Note 11 to Continental's Consolidated Financial Statements.

(2) Operating income before depreciation and amortization and non-cash stock compensation (Continental Restricted Stock Purchase Program expense).

(3) In reporting subscriber and other data for U.S. cable systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage interest is included.

(4) Represents estimated dwelling units located sufficiently close to Continental's cable plant to be practicably connected without any further extension of principal transmission lines.

(5) A "basic subscriber" means a person who, at a minimum, subscribes to Continental's Basic Broadcast Tier, which consists of broadcast television signals available off-air locally, local orgination channels and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, dividing aggregate Basic Broadcast Tier revenues by the stated Basic Broadcast Tier rate.

(6) Basic subscribers as a percentage of homes passed by cable.

(7) Cable revenues (excluding direct broadcast satellite service revenues) divided by the weighted average number of basic subscribers for Continental's subsidiaries during the twelve-month period ended December 31 for each year presented and the nine month period ended September 30, 1996.

U S WEST, INC. UNAUDITED SELECTED PRO FORMA FINANCIAL DATA FOR THE CONTINENTAL
  MERGER AND U S WEST/AIRTOUCH JOINT VENTURE

    The following unaudited selected pro forma combined financial data of U S WEST gives effect to the Merger and related transactions, certain acquisitions, dispositions and refinancings by Continental and the consummation of the U S WEST/AirTouch Joint Venture. The unaudited selected pro forma combined financial data are derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements of U S WEST and the notes thereto incorporated by reference in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996, incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. This data is presented for informational purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the transactions had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of U S WEST. The data provided below should be read in conjunction with the historical and pro forma financial statements and the notes thereto of U S WEST and Continental included in the documents incorporated by reference herein, including in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                 TWELVE MONTHS    NINE MONTHS ENDED
                                                                                     ENDED                              YEAR ENDED
                                                                                 SEPTEMBER 30,      SEPTEMBER 30,      DECEMBER 31,
                                                                                ---------------  --------------------  -------------
                                                                                     1996          1996       1995         1995
                                                                                ---------------  ---------  ---------  -------------
                                                                                               (DOLLARS IN MILLIONS)
PRO FORMA FINANCIAL DATA:
Sales and other revenues:
    Communications Group......................................................     $   9,919     $   7,480  $   7,045    $   9,484
    Media Group...............................................................         3,405         2,550      2,362        3,217
    Intergroup eliminations...................................................           (63)          (46)       (38)         (55)
                                                                                     -------     ---------  ---------  -------------
                                                                                   $  13,261     $   9,984  $   9,369    $  12,646
                                                                                     -------     ---------  ---------  -------------
                                                                                     -------     ---------  ---------  -------------
Operating income:
    Communications Group......................................................     $   2,275     $   1,744  $   1,647    $   2,178
    Media Group...............................................................           254           192        157          219
                                                                                     -------     ---------  ---------  -------------
                                                                                   $   2,529     $   1,936  $   1,804    $   2,397
                                                                                     -------     ---------  ---------  -------------
                                                                                     -------     ---------  ---------  -------------

Interest expense..............................................................     $   1,022     $     778  $     736    $     980
Income before extraordinary items and cumulative effect of change in
  accounting principle........................................................           804           550        659          913

PRO FORMA OPERATING DATA:
EBITDA:
    Communications Group......................................................     $   4,383     $   3,324  $   3,161    $   4,220
    Media Group...............................................................         1,223           921        872        1,174
                                                                                     -------     ---------  ---------  -------------
                                                                                   $   5,606     $   4,245  $   4,033    $   5,394
                                                                                     -------     ---------  ---------  -------------
                                                                                     -------     ---------  ---------  -------------
EBITDA margin.................................................................          42.3%         42.5%      43.0%        42.7%
Ratio of debt to EBITDA.......................................................           3.0x       --         --           --
Ratio of EBITDA to interest expense...........................................           5.5x          5.5x       5.5x         5.5x

                                                                                                             SEPTEMBER 30, 1996
                                                                                                          ------------------------
                                                                                                          HISTORICAL    PRO FORMA
                                                                                                          -----------  -----------
                                                                                                           (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................................   $     160    $     193
Total assets............................................................................................      25,583       39,780
Total debt..............................................................................................       9,130       16,640
Shareowners' equity.....................................................................................       8,282       11,792

                                     (REFER TO FOOTNOTES ON PAGES S-12 AND S-14)

U S WEST, INC. UNAUDITED SELECTED PRO FORMA FINANCIAL DATA FOR THE CONTINENTAL
  MERGER

    Under Phase II of U S WEST's joint venture agreement with AirTouch, U S WEST will deconsolidate the operations of NewVector. However, the partnership agreement stipulates that U S WEST will receive its proportionate share of the cash flows related to the joint venture operations, subject to periodic capital calls. The cash flows that will accrue to U S WEST under Phase II of the joint venture agreement may be different than those which have accrued to U S WEST prior to entering into Phase II. In the event that U S WEST exercises its right to convert its joint venture interest into AirTouch common stock under Phase III of the joint venture agreement, U S WEST would no longer share in the cash flows of the joint venture. However, U S WEST intends that any such exchange would be on terms consistent with its strategy, including its need to access the capital markets at reasonable costs. See "Recent Developments-- U S WEST/AirTouch Joint Venture."

    The following unaudited selected pro forma combined financial data of U S WEST gives effect to the Merger and related transactions, including certain acquisitions, dispositions and refinancings by Continental, and excluding the effects of the AirTouch/New Vector Joint Venture. The unaudited selected pro forma combined financial data are derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements of U S WEST and the notes thereto incorporated by reference in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996, incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. This data is presented for informational purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Continental transaction had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of U S WEST. The data provided below should be read in conjunction with the historical and pro forma financial statements and the notes thereto of U S WEST and Continental included in the documents incorporated by reference herein, including U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                TWELVE MONTHS    NINE MONTHS ENDED
                                                                                    ENDED                              YEAR ENDED
                                                                                SEPTEMBER 30,      SEPTEMBER 30,      DECEMBER 31,
                                                                               ---------------  --------------------  -------------
                                                                                    1996          1996       1995         1995
                                                                               ---------------  ---------  ---------  -------------
                                                                                              (DOLLARS IN MILLIONS)
PRO FORMA FINANCIAL DATA:
Sales and other revenues:
    Communications Group.....................................................     $   9,919     $   7,480  $   7,045    $   9,484
    Media Group..............................................................         4,537         3,419      3,038        4,156
    Intergroup eliminations..................................................          (120)          (92)       (84)        (112)
                                                                                    -------     ---------  ---------  -------------
                                                                                  $  14,336     $  10,807  $   9,999    $  13,528
                                                                                    -------     ---------  ---------  -------------
                                                                                    -------     ---------  ---------  -------------
Operating income:
    Communications Group.....................................................     $   2,275     $   1,744  $   1,647    $   2,178
    Media Group..............................................................           470           392        288          366
                                                                                    -------     ---------  ---------  -------------
                                                                                  $   2,745     $   2,136  $   1,935    $   2,544
                                                                                    -------     ---------  ---------  -------------
                                                                                    -------     ---------  ---------  -------------

Interest expense.............................................................     $   1,025     $     780  $     736    $     981
Income before extraordinary items and cumulative effect of change in
  accounting principle.......................................................           782           553        667          896

PRO FORMA OPERATING DATA:
EBITDA:
    Communications Group.....................................................     $   4,383     $   3,324  $   3,161    $   4,220
    Media Group..............................................................         1,581         1,228      1,089        1,442
                                                                                    -------     ---------  ---------  -------------
                                                                                  $   5,964     $   4,552  $   4,250    $   5,662
                                                                                    -------     ---------  ---------  -------------
                                                                                    -------     ---------  ---------  -------------
EBITDA margin................................................................          41.6%         42.1%      42.5%        41.9%
Ratio of debt to EBITDA......................................................           2.8x       --         --           --
Ratio of EBITDA to interest expense..........................................           5.8x          5.8x       5.8x         5.8x

                                                                                                             SEPTEMBER 30, 1996
                                                                                                          ------------------------
                                                                                                          HISTORICAL    PRO FORMA
                                                                                                          -----------  -----------
                                                                                                           (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................................   $     160    $     193
Total assets............................................................................................      25,583       40,203
Total debt..............................................................................................       9,130       16,640
Shareowners' equity.....................................................................................       8,282       11,792

                                     (REFER TO FOOTNOTES ON PAGES S-12 AND S-14)

U S WEST, INC. SELECTED HISTORICAL PROPORTIONATE FINANCIAL DATA

    The following table is not required by GAAP or intended to replace the Consolidated Financial Statements of U S WEST prepared in accordance with GAAP. It is presented supplementally because U S WEST believes that proportionate financial and operating data facilitate the understanding and assessment of U S WEST's Consolidated Financial Statements. The proportionate data for each of the three years ended December 31, 1995 are derived from the supplementary selected proportionate results of operations of the Media Group and the Communications Group Combined Financial Statements which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. The summary historical proportionate data for the nine months ended September 30, 1996 and 1995 are derived from the unaudited Media Group proportionate results of operations and the unaudited Communications Group Combined Financial Statements, which have been prepared on the same basis as the audited proportionate results of operations and combined financial statements. The table does not reflect financial data of the capital assets segment, which had net assets of $404 at September 30, 1996, or the proportionate information for Continental as the transaction closed on November 15, 1996.

                                                    (UNAUDITED)           (UNAUDITED)                 (UNAUDITED)
                                                TWELVE MONTHS ENDED    NINE MONTHS ENDED          YEAR ENDED OR AS OF
                                                   SEPTEMBER 30,         SEPTEMBER 30,               DECEMBER 31,
                                                --------------------  --------------------  -------------------------------
                                                        1996            1996       1995       1995       1994       1993
                                                --------------------  ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN MILLIONS)
PROPORTIONATE FINANCIAL DATA:
Sales and other revenues:
    Communications Group......................       $    9,919       $   7,480  $   7,045  $   9,484  $   9,176  $   8,870
    Media Group...............................            5,856           4,376      3,635      5,115      4,213      2,157
    Intergroup eliminations...................             (120)            (92)       (84)      (112)      (131)      (125)
                                                        -------       ---------  ---------  ---------  ---------  ---------
                                                     $   15,655       $  11,764  $  10,596  $  14,487  $  13,258  $  10,902
                                                        -------       ---------  ---------  ---------  ---------  ---------
                                                        -------       ---------  ---------  ---------  ---------  ---------
Operating income:
    Communications Group......................       $    2,275       $   1,744  $   1,647  $   2,178  $   2,118  $   1,035
    Media Group...............................              498             431        409        476        401        195
                                                        -------       ---------  ---------  ---------  ---------  ---------
                                                     $    2,773       $   2,175  $   2,056  $   2,654  $   2,519  $   1,230
                                                        -------       ---------  ---------  ---------  ---------  ---------
                                                        -------       ---------  ---------  ---------  ---------  ---------
Income from continuing operations before
  extraordinary items and cumulative effect of
  change in accounting principle:
    Communications Group......................       $    1,188       $     904  $     900  $   1,184  $   1,150  $     391
    Media Group...............................               82              10         73        145        276         85
                                                        -------       ---------  ---------  ---------  ---------  ---------
                                                     $    1,270       $     914  $     973  $   1,329  $   1,426  $     476
                                                        -------       ---------  ---------  ---------  ---------  ---------
                                                        -------       ---------  ---------  ---------  ---------  ---------
PROPORTIONATE OPERATING DATA:
EBITDA (excludes 1993 restructuring charge):
  (1)
    Communications Group......................       $    4,383       $   3,324  $   3,161  $   4,220  $   4,026  $   3,743
    Media Group...............................            1,322           1,058        885      1,149        902        527
                                                        -------       ---------  ---------  ---------  ---------  ---------
                                                     $    5,705       $   4,382  $   4,046  $   5,369  $   4,928  $   4,270
                                                        -------       ---------  ---------  ---------  ---------  ---------
                                                        -------       ---------  ---------  ---------  ---------  ---------

------------------------------

(1) Proportionate EBITDA represents U S WEST's equity interest in the entities expressed as a percentage multiplied by the entities' EBITDA.

                         (REFER TO FOOTNOTES ON PAGES S-12, S-19, S-21 AND S-25)

U S WEST COMMUNICATIONS GROUP SUMMARY HISTORICAL FINANCIAL DATA

    The summary historical financial data provided below should be read in conjunction with the financial statements and notes thereto included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary historical financial data at December 31, 1995 and 1994 and for each of the four years ended December 31, 1995 are derived from the combined financial statements of the Communications Group which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts" in the accompanying Prospectus. The summary historical financial data at September 30, 1996, and for the nine months ended September 30, 1996 and 1995 are derived from the unaudited combined financial statements of the Communications Group, which have been prepared on the same basis as the Communications Group's audited combined financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                             (UNAUDITED)        (UNAUDITED)
                                            TWELVE MONTHS       NINE MONTHS
                                           ENDED OR AS OF      ENDED OR AS OF
                                            SEPTEMBER 30,      SEPTEMBER 30,           YEAR ENDED OR AS OF DECEMBER 31,
                                           ---------------  --------------------  ------------------------------------------
                                                1996          1996       1995       1995       1994       1993       1992
                                           ---------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN MILLIONS)
FINANCIAL DATA:
Operating revenues:
  U S WEST Communications................     $   9,679     $   7,304  $   6,909  $   9,284  $   8,998  $   8,656  $   8,324
  Non-regulated/other....................           240           176        136        200        178        214        206
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------
                                              $   9,919     $   7,480  $   7,045  $   9,484  $   9,176  $   8,870  $   8,530
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------
Operating income:
  U S WEST Communications................     $   2,332     $   1,782  $   1,675  $   2,225  $   2,150  $   1,074  $   1,822
  Non-regulated/other....................           (57)          (38)       (28)       (47)       (32)       (39)       (28)
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------
                                              $   2,275     $   1,744  $   1,647  $   2,178  $   2,118  $   1,035  $   1,794
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------

Interest expense.........................     $     444     $     332  $     315  $     427  $     376  $     412  $     438
Net income (loss) (1)....................         1,219           938        895      1,176      1,150     (2,809)      (815)
Total assets.............................        16,822        16,822     16,423     16,585     15,944     15,423     20,655
Total debt...............................         6,776         6,776      6,838      6,754      6,124      5,673      5,181
Communications Group equity..............         3,817         3,817      3,272      3,476      3,179      2,722      6,003
OPERATING DATA:
EBITDA (excludes 1993 restructuring
  charge):
  U S WEST Communications................     $   4,420     $   3,347  $   3,174  $   4,247  $   4,037  $   3,760  $   3,557
  Non-regulated/other....................           (37)          (23)       (13)       (27)       (11)       (17)        (4)
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------
                                              $   4,383     $   3,324  $   3,161  $   4,220  $   4,026  $   3,743  $   3,553
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------
                                                -------     ---------  ---------  ---------  ---------  ---------  ---------
EBITDA margin............................          44.2%         44.4%      44.9%      44.5%      43.9%      42.2%      41.7%
Capital expenditures.....................     $   2,824     $   2,008  $   1,923  $   2,739  $   2,477  $   2,226  $   2,385
WHOLLY OWNED DOMESTIC OPERATIONS:
Telephone network access lines in service
  (thousands)............................        15,253        15,253     14,620     14,795     14,229     13,843     13,345
Billed access minutes of use--interstate
  (millions).............................        50,974        38,674     35,501     47,801     43,768     40,594     37,413
Billed access minutes of use--intrastate
  (millions).............................        10,324         7,808      6,988      9,504      8,507      7,529      6,956
Communications Group employees...........        50,351        50,351     50,849     50,825     51,402     52,598     55,352
Telephone company employees..............        47,568        47,568     47,868     47,934     47,493     49,668     52,423
Telephone company employees per ten
  thousand access lines..................          31.2          31.2       32.7       32.3       33.1       35.9       39.3

------------------------------

                (REFER TO FOOTNOTES ON PAGE S-12 AND FOOTNOTE ON FOLLOWING PAGE)

(1) Net income for the first nine months of 1996 includes gains of $31 on the sales of certain rural telephone exchanges and the cumulative and current year-to-date effects, of $34 and $13, respectively, from adopting SFAS No.
    121. Net income for the first nine months of 1995 includes gains of $70 on the sales of certain rural telephone exchanges, an extraordinary charge of $5 for the early extinguishment of debt and $5 for expenses associated with the Recapitalization. 1995 net income includes gains of $85 on the sales of certain rural telephone exchanges, an extraordinary charge of $8 for the early extinguishment of debt and $8 for costs associated with the Recapitalization. 1994 net income includes gains of $51 on the sales of certain rural telephone exchanges. 1993 net income was reduced by a $534 restructuring charge and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1993 net income was also reduced by extraordinary charges of $3,123 for the discontinuance of SFAS No. 71 and $77 for the early extinguishment of debt. 1992 net income includes a charge of $1,745 for the adoption of SFAS No. 106 and SFAS No. 112.

U S WEST MEDIA GROUP SUMMARY HISTORICAL FINANCIAL DATA

    The summary historical financial data provided below should be read in conjunction with the financial statements and notes thereto included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary historical financial data at December 31, 1995 and 1994 and for each of the three years ended December 31, 1995 are derived from the combined financial statements of the Media Group which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts" in the accompanying Prospectus. The summary historical financial data at September 30, 1996 and for the nine months ended September 30, 1996 and 1995 are derived from the unaudited combined financial statements of the Media Group, which have been prepared on the same basis as the Media Group's audited combined financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The data provided below should be read in conjunction with the historical and proforma financial statements and the notes thereto of U S WEST and Continental included in the documents incorporated by reference herein, including in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                    (UNAUDITED)      (UNAUDITED)
                                                                   TWELVE MONTHS     NINE MONTHS
                                                                   ENDED OR AS OF   ENDED OR AS OF   YEAR ENDED OR AS OF
                                                                   SEPTEMBER 30,    SEPTEMBER 30,        DECEMBER 31,
                                                                   --------------   --------------  ----------------------
                                                                        1996         1996    1995    1995    1994    1993
                                                                   --------------   ------  ------  ------  ------  ------
                                                                                    (DOLLARS IN MILLIONS)
FINANCIAL DATA:
Sales and other revenues:
  Directories....................................................     $ 1,232       $  908  $  856  $1,180  $1,075  $  956
  Wireless.......................................................       1,134          869     676     941     781     561
  Cable and telecommunications...................................         226          176     165     215      18    --
  Corporate and other............................................          22           12      28      38      34      32
                                                                   --------------   ------  ------  ------  ------  ------
                                                                      $ 2,614       $1,965  $1,725  $2,374  $1,908  $1,549
                                                                   --------------   ------  ------  ------  ------  ------
                                                                   --------------   ------  ------  ------  ------  ------
Operating income:
  Directories....................................................     $   424       $  318  $  292  $  398  $  396  $  356
  Wireless.......................................................         216          200     131     147      88     (29)
  Cable and telecommunications...................................          23           15      15      23    --      --
  Corporate and other............................................        (142)        (108)    (67)   (101)    (95)    (89)
                                                                   --------------   ------  ------  ------  ------  ------
                                                                      $   521       $  425  $  371  $  467  $  389  $  238
                                                                   --------------   ------  ------  ------  ------  ------
                                                                   --------------   ------  ------  ------  ------  ------

Interest expense (2).............................................     $    91       $   80  $   89  $  100  $   66  $   27
Income from continuing operations before extraordinary item
  (1)............................................................          82           10      73     145     276      85
Net income (3)...................................................          82           10      69     141     276       3
Total assets.....................................................       8,853        8,853   8,450   8,615   7,394   5,446
Total debt (2)...................................................       2,354        2,354   1,946   2,101   1,814   1,526
Preferred securities of subsidiary trust holding Company-
  guaranteed debentures..........................................         600          600     600     600    --      --
Preferred stock subject to mandatory redemption..................          51           51      51      51      51    --
Media Group equity...............................................       4,465        4,465   4,492   4,472   4,203   3,139
OPERATING DATA:
EBITDA (excludes 1993 restructuring charge):
  Directories....................................................     $   467       $  350  $  317  $  434  $  426  $  422
  Wireless.......................................................         358          307     217     268     192     144
  Cable and telecommunications...................................         109           83      74     100       5    --
  Corporate and other............................................        (129)         (99)    (56)    (86)    (90)    (81)
                                                                   --------------   ------  ------  ------  ------  ------
                                                                      $   805       $  641  $  552  $  716  $  533  $  485
                                                                   --------------   ------  ------  ------  ------  ------
                                                                   --------------   ------  ------  ------  ------  ------
EBITDA margin....................................................        30.8%        32.6%   32.0%   30.2%   27.9%   31.3%
Capital expenditures (2).........................................     $   470       $  329  $  260  $  401  $  343  $  215
Employees........................................................      10,486       10,486  10,274  10,222  10,103   8,180

                                                         (REFER TO FOOTNOTES ON PAGE S-12 AND FOOTNOTES ON FOLLOWING PAGE)

                                                                    (UNAUDITED)      (UNAUDITED)
                                                                   TWELVE MONTHS     NINE MONTHS
                                                                   ENDED OR AS OF   ENDED OR AS OF   YEAR ENDED OR AS OF
                                                                   SEPTEMBER 30,    SEPTEMBER 30,        DECEMBER 31,
                                                                   --------------   --------------  ----------------------
                                                                        1996         1996    1995    1995    1994    1993
                                                                   --------------   ------  ------  ------  ------  ------

WHOLLY OWNED DOMESTIC OPERATIONS:
Cable television basic subscribers--FCC equivalents (thousands)
  (4)............................................................         511          511     482     490     459    --
Cellular subscribers (thousands).................................       1,816        1,816   1,269   1,463     968     601
Directory advertisers (thousands)................................         482          482     473     479     468     459

------------------------------

(1) Income from continuing operations before extraordinary item for the first nine months of 1995 includes $5 for expenses associated with the Recapitalization. 1995 income from continuing operations before extraordinary item includes a gain of $95 from the merger of U S WEST's joint venture interest in Telewest Communications plc with SBC CableComms
    (UK) and $9 for expenses associated with the Recapitalization. 1994 income from continuing operations before extraordinary item includes a gain of $105 on the partial sale of U S WEST's joint venture interest in Telewest Communications plc and a gain of $41 on the sale of U S WEST's paging operations. 1993 income from continuing operations before extraordinary item was reduced by a restructuring charge of $76.

(2) Capital expenditures, interest expense and debt excludes the capital assets segment, which has been discontinued and is held for sale.

(3) Net income for the first nine months and full year 1995 was reduced by an extraordinary item of $4 for the early extinguishment of debt. 1993 net income includes a charge of $120 for U S WEST's decision to discontinue the operations of its capital assets segment and net income of $38 related to the discontinued segment.

(4) U S WEST acquired the MediaOne properties on December 6, 1994.

U S WEST MEDIA GROUP UNAUDITED SELECTED PRO FORMA FINANCIAL DATA FOR THE
  CONTINENTAL MERGER AND U S WEST/AIRTOUCH JOINT VENTURE

    The following unaudited selected pro forma combined financial data of the Media Group gives effect to the Merger and related transactions, certain acquisitions, dispositions and refinancings by Continental and the consummation of the U S WEST/AirTouch Joint Venture. The unaudited selected pro forma combined financial data are derived from, or prepared on a basis consistent with the unaudited pro forma condensed combined financial statements of the Media Group and the notes thereto incorporated by reference in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996, incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. This data is presented for informational purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the transactions had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the Media Group. The data provided below should be read in conjunction with the historical and pro forma financial statements and the notes thereto of U S WEST and Continental included in the documents incorporated by reference herein, including in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                  TWELVE MONTHS    NINE MONTHS
                                                                                      ENDED           ENDED        YEAR ENDED
                                                                                  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                                                  -------------   --------------  ------------
                                                                                      1996         1996    1995       1995
                                                                                  -------------   ------  ------  ------------
                                                                                             (DOLLARS IN MILLIONS)
PRO FORMA FINANCIAL DATA:
Sales and other revenues:
  Directories...................................................................     $1,232       $  908  $  856     $1,180
  Wireless......................................................................     --             --      --       --
  Cable and telecommunications..................................................      2,149        1,630   1,478      1,997
  Corporate and other...........................................................         24           12      28         40
                                                                                     ------       ------  ------     ------
                                                                                     $3,405       $2,550  $2,362     $3,217
Operating income (loss):
  Directories...................................................................     $  424       $  318  $  292     $  398
  Wireless......................................................................     --             --      --       --
  Cable and telecommunications..................................................        (28)         (18)    (68)       (78)
  Corporate and other...........................................................       (142)        (108)    (67)      (101)
                                                                                     ------       ------  ------     ------
                                                                                     $  254       $  192  $  157     $  219
                                                                                     ------       ------  ------     ------
                                                                                     ------       ------  ------     ------

Interest expense................................................................     $  576       $  444  $  421     $  553
Loss before extraordinary item..................................................       (384)        (354)   (241)      (271)

PRO FORMA OPERATING DATA:
EBITDA:
  Directories...................................................................     $  467       $  350  $  317     $  434
  Wireless......................................................................     --             --      --       --
  Cable and telecommunications..................................................        885          670     611        826
  Corporate and other...........................................................       (129)         (99)    (56)       (86)
                                                                                     ------       ------  ------     ------
                                                                                     $1,223       $  921  $  872     $1,174
                                                                                     ------       ------  ------     ------
                                                                                     ------       ------  ------     ------
EBITDA margin...................................................................       35.9%        36.1%   36.9%      36.5%

                                                                                                              SEPTEMBER 30, 1996
                                                                                                           ------------------------
                                                                                                           HISTORICAL    PRO FORMA
                                                                                                           -----------  -----------
                                                                                                            (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents................................................................................   $      54    $      87
Total assets.............................................................................................       8,853       23,044
Total debt...............................................................................................       2,354        9,864
Shareowners' equity......................................................................................       4,465        7,975

                               (REFER TO FOOTNOTES ON PAGES S-12, S-14 AND S-21)

U S WEST MEDIA GROUP UNAUDITED SELECTED PRO FORMA FINANCIAL DATA FOR THE
  CONTINENTAL MERGER

    Under Phase II of U S WEST's joint venture agreement with AirTouch, U S WEST will deconsolidate the operations of NewVector. However, the partnership agreement stipulates that U S WEST will receive its proportionate share of the cash flows related to the joint venture operations, subject to periodic capital calls. The cash flows that will accrue to U S WEST under Phase II of the joint venture agreement may be different than those which have accrued to U S WEST prior to entering into Phase II. In the event that U S WEST exercises its right to convert its joint venture interest into AirTouch common stock under Phase III of the joint venture agreement, U S WEST would no longer share in the cash flows of the joint venture. However, U S WEST intends that any such exchange would be on terms consistent with its strategy, including its need to access the capital markets at reasonable costs. See "Recent Developments-- U S WEST/AirTouch Joint Venture."

    The following unaudited selected pro forma combined financial data of the Media Group gives effect to the Merger and related transactions, certain acquisitions, dispositions and refinancings by Continental and excludes the effects of the AirTouch/New Vector Joint Venture. The unaudited selected pro forma financial data are derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements of the Media Group and the notes thereto incorporated by reference in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996, incorporated herein by reference in the accompanying Prospectus. See "Incorporation of Certain Documents by Reference." This data is presented for informational purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Continental transaction had occurred at the beginning of each period presented or on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the Media Group. The data provided below should be read in conjunction with the historical and pro forma financial statements and the notes thereto of U S WEST and Continental included in the documents incorporated by reference herein, including in U S WEST's Current Report on Form 8-K, dated November 15, 1996, as amended by Form 8-K/A, filed December 12, 1996. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                    TWELVE        NINE MONTHS ENDED
                                                                                 MONTHS ENDED
                                                                                 SEPTEMBER 30,      SEPTEMBER 30,
                                                                                ---------------  --------------------
                                                                                     1996          1996       1995
                                                                                ---------------  ---------  ---------
                                                                                        (DOLLARS IN MILLIONS)
PRO FORMA FINANCIAL DATA:
Sales and other revenues:
  Directories.................................................................     $   1,232     $     908  $     856
  Wireless....................................................................         1,134           869        676
  Cable and telecommunications................................................         2,149         1,630      1,478
  Corporate and other.........................................................            22            12         28
                                                                                      ------     ---------  ---------
                                                                                   $   4,537     $   3,419  $   3,038
                                                                                      ------     ---------  ---------
                                                                                      ------     ---------  ---------
Operating income:
  Directories.................................................................     $     424     $     318  $     292
  Wireless....................................................................           216           200        131
  Cable and telecommunications................................................           (28)          (18)       (68)
  Corporate and other.........................................................          (142)         (108)       (67)
                                                                                      ------     ---------  ---------
                                                                                   $     470     $     392  $     288
                                                                                      ------     ---------  ---------
                                                                                      ------     ---------  ---------

Interest expense..............................................................     $     582     $     449  $     421
Income before extraordinary item..............................................          (406)         (351)      (233)

PRO FORMA OPERATING DATA:
EBITDA:
  Directories.................................................................     $     467     $     350  $     317
  Wireless....................................................................           358           307        217
  Cable and telecommunications................................................           885           670        611
  Corporate and other.........................................................          (129)          (99)       (56)
                                                                                      ------     ---------  ---------
                                                                                   $   1,581     $   1,228  $   1,089
                                                                                      ------     ---------  ---------
                                                                                      ------     ---------  ---------
EBITDA margin.................................................................          34.8%         35.9%      35.8%


                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                ---------------
                                                                                     1995
                                                                                ---------------

PRO FORMA FINANCIAL DATA:
Sales and other revenues:
  Directories.................................................................     $   1,180
  Wireless....................................................................           941
  Cable and telecommunications................................................         1,997
  Corporate and other.........................................................            38
                                                                                      ------
                                                                                   $   4,156
                                                                                      ------
                                                                                      ------
Operating income:
  Directories.................................................................     $     398
  Wireless....................................................................           147
  Cable and telecommunications................................................           (78)
  Corporate and other.........................................................          (101)
                                                                                      ------
                                                                                   $     366
                                                                                      ------
                                                                                      ------
Interest expense..............................................................     $     554
Income before extraordinary item..............................................          (288)
PRO FORMA OPERATING DATA:
EBITDA:
  Directories.................................................................     $     434
  Wireless....................................................................           268
  Cable and telecommunications................................................           826
  Corporate and other.........................................................           (86)
                                                                                      ------
                                                                                   $   1,442
                                                                                      ------
                                                                                      ------
EBITDA margin.................................................................          34.7%

                               (REFER TO FOOTNOTES ON PAGES S-12, S-14 AND S-21)

                                                                                                             SEPTEMBER 30, 1996
                                                                                                          ------------------------
                                                                                                          HISTORICAL    PRO FORMA
                                                                                                          -----------  -----------
                                                                                                           (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................................   $      54    $      87
Total assets............................................................................................       8,853       23,473
Total debt..............................................................................................       2,354        9,864
Shareowners' equity.....................................................................................       4,465        7,975

                               (REFER TO FOOTNOTES ON PAGES S-12, S-14 AND S-21)

U S WEST MEDIA GROUP SELECTED HISTORICAL PROPORTIONATE FINANCIAL DATA

    The following table is not required by GAAP or intended to replace the Combined Financial Statements of the Media Group prepared in accordance with GAAP. It is presented supplementally because U S WEST believes that proportionate financial and operating data facilitate the understanding and assessment of the Media Group's Combined Financial Statements. The proportionate data for the nine months ended September 30, 1995 and 1996 and each of the three years ended December 31, 1995 are derived from the supplementary selected proportionate results of operations of the Media Group. The proportionate data for each of the three years ended December 31, 1995 has been audited by Coopers & Lybrand L.L.P., independent certified public accountants. The proportionate data for the nine months ended September 30, 1996 and 1995 is derived from the unaudited proportionate results of operations and has been prepared on the same basis as the audited proportionate results of operations. The table does not reflect financial data of the capital assets segment, which had net assets of $404 at September 30, 1996, or the proportionate information for Continental as the transaction closed on November 15, 1996.

                                                                                                   DIRECTORY AND
                                                               CABLE AND                            INFORMATION
                                                           TELECOMMUNICATIONS       WIRELESS          SERVICES       CORP.
                                                          --------------------  ----------------  ----------------    AND
                                                          DOMESTIC (1)   INT'L  DOMESTIC   INT'L  DOMESTIC   INT'L   OTHER   TOTAL
                                                          ------------   -----  --------   -----  --------   -----   -----   ------
                                                                                    (DOLLARS IN MILLIONS)
TWELVE MONTHS ENDED SEPTEMBER 30, 1996
Revenues................................................     $2,921      $ 203   $1,025    $ 393   $1,100    $ 201   $ 13    $5,856
EBITDA (2)..............................................        667        (57)     289      (14)     455       15    (33)    1,322
Operating income (loss).................................        221       (168)     158      (93)     426       (2)   (44)      498
Net income (loss).......................................        (42)      (103)      88      (74)     254      (11)   (30)       82

NINE MONTHS ENDED SEPTEMBER 30, 1996
Revenues................................................     $2,168      $ 157   $  787    $ 298   $  826    $ 131   $  9    $4,376
EBITDA (2)..............................................        516        (36)     253        1      349        5    (30)    1,058
Operating income (loss).................................        172       (115)     154      (63)     327       (7)   (37)      431
Net income (loss).......................................        (26)      (157)      88      (70)     193       (9)    (9)       10

NINE MONTHS ENDED SEPTEMBER 30, 1995
Revenues................................................     $1,890      $  82   $  580    $ 200   $  784    $  72   $ 27    $3,635
EBITDA (2)..............................................        431        (34)     188      (25)     318       (7)    14       885
Operating income (loss).................................        132        (64)     112      (62)     300      (15)     6       409
Income (loss) before extraordinary item.................        (35)       (36)      56      (76)     186      (11)   (11)       73

YEAR ENDED 1995
Revenues................................................     $2,643      $ 128   $  818    $ 295   $1,058    $ 142   $ 31    $5,115
EBITDA (2)..............................................        582        (55)     224      (40)     424        3     11     1,149
Operating income (loss).................................        181       (117)     116      (92)     399      (10)    (1)      476
Income (loss) before extraordinary item.................        (51)        18       56      (80)     247      (13)   (32)      145

YEAR ENDED 1994
Revenues................................................     $2,176      $  85   $  657    $ 186   $  997    $  79   $ 33    $4,213
EBITDA (2)..............................................        444        (42)     163      (68)     417        2    (14)      902
Operating income (loss).................................        138        (73)      81     (103)     397       (8)   (31)      401
Income (loss) from continuing operations................        (41)        65       74      (68)     252       (4)    (2)      276

YEAR ENDED 1993
Revenues................................................     $  548      $  59   $  482    $  78   $  949    $   7   $ 34    $2,157
EBITDA (excludes 1993 restructuring charge) (2).........         91        (42)     123      (48)     424       (3)   (18)      527
Operating income (loss).................................         14        (64)     (20)     (53)     358       (3)   (37)      195
Income (loss) from continuing operations................        (23)       (49)     (30)     (22)     224       (3)   (12)       85

------------------------

(1) The proportionate results include the Media Group's 25.51 percent pro rata priority and residual equity interests in reported TWE results. The reported TWE results are prepared in accordance with GAAP and have not been adjusted to report TWE investments accounted for under the equity method on a proportionate basis.

(2) Proportionate EBITDA represents the Media Group's equity interest in the entities expressed as a percentage multiplied by the entities' EBITDA.

                                     (REFER TO FOOTNOTES ON PAGES S-12 AND S-21)

                      DESCRIPTION OF NOTES AND DEBENTURES

GENERAL

    The 2002 Notes, the 2007 Notes, the 2027 Debentures, the 2032 Debentures, the 2037 Debentures and the 2097 Debentures will be issued as separate series of Debt Securities under an Indenture, dated as of April 15, 1988, as amended by a First Supplemental Indenture dated as of November 1, 1995 and as further amended or supplemented from time to time (the "Indenture"), among U S WEST, Capital Funding and First National Bank of Santa Fe, as trustee. The provisions of the Indenture are more fully described under "Description of Debt Securities and Guarantees" in the accompanying Prospectus, to which reference is hereby made. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus and the Indenture. As of the date of this Prospectus Supplement, $851,000,000 aggregate principal amount of Debt Securities has been issued under the Indenture and $530,000,000 aggregate principal amount of such Debt Securities remains outstanding.

NOTES

    The 2002 Notes will be limited to $600,000,000 aggregate principal amount and the 2007 Notes will be limited to $1,100,000,000 aggregate principal amount. The Notes are unconditionally guaranteed as to payment of principal and interest by U S WEST. The Notes are unsecured obligations of Capital Funding and rank equally with all other unsecured and unsubordinated indebtedness of Capital Funding. The Guarantees are unsecured obligations of U S WEST and rank equally with all other unsecured and unsubordinated indebtedness of U S WEST. Reference is made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and the Guarantees.

    The 2002 Notes will bear interest at the rate of 6.85% per annum and the 2007 Notes will bear interest at the rate of 7.30% per annum, in each case from January 22, 1997, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on January 15 and July 15 of each year, commencing July 15, 1997, to the Persons in whose names the Notes are registered at the close of business on the January 1 or July 1, as the case may be, next preceding such Interest Payment Date. The Notes will be issued in registered form in denominations of $1,000 and integral multiples thereof. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

    The 2002 Notes will mature on January 15, 2002 and the 2007 Notes will mature on January 15, 2007. The Notes will not have the benefit of any sinking fund.

    Citibank, N.A., through its corporate trust office in the Borough of Manhattan in The City of New York (the "Paying Agent"), will act as Capital Funding's paying agent with respect to the Notes. Payments of principal of and interest on the Notes will be made by Capital Funding through the Paying Agent to DTC. See "--Book-Entry System."

    The Notes may be transferred or exchanged without any service charge at the corporate trust office of the Paying Agent in the Borough of Manhattan in The City of New York, or at any other office or agency maintained by Capital Funding for such purpose.

DEBENTURES

    The 2027 Debentures will be limited to $1,100,000,000 aggregate principal amount, the 2032 Debentures will be limited to $200,000,000 aggregate principal amount, the 2037 Debentures will be limited to $600,000,000 aggregate principal amount and the 2097 Debentures will be limited to $500,000,000 aggregate principal amount. The Debentures are unconditionally guaranteed as to payment of principal, premium, if any, and interest by U S WEST. The Debentures are unsecured obligations of Capital Funding and rank equally with all other unsecured and unsubordinated indebtedness of Capital Funding. The Guarantees are unsecured obligations of U S WEST and rank equally with all other unsecured and unsubordinated indebtedness of U S WEST. Reference is made to the accompanying Prospectus for a detailed summary of additional provisions of the Debentures and the Guarantees.

    The 2027 Debentures will bear interest at the rate of 7.90% per annum, the 2032 Debentures will bear interest at the rate of 8.15% per annum and the 2097 Debentures will bear interest at the rate of 7.95% per annum, in each case from January 22, 1997, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on February 1 and August 1 of each year, commencing August 1, 1997, to the Persons in whose names the 2027 Debentures, the 2032 Debentures and the 2097 Debentures are registered at the close of business on the January 15 or July 15, as the case may be, next preceding such Interest Payment Date. The 2037 Debentures will bear interest at the rate of 6.95% per annum from January 22, 1997, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on January 15 and July 15 of each year, commencing July 15, 1997, to the Persons in whose names the 2037 Debentures are registered at the close of business on the January 1 or July 1, as the case may be, next preceding such Interest Payment Date. The Debentures will be issued in registered form in denominations of $1,000 and integral multiples thereof. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

    The 2027 Debentures will mature on February 1, 2027, the 2032 Debentures will mature on February 1, 2032, the 2037 Debentures will mature on January 15, 2037 and the 2097 Debentures will mature on February 1, 2097. The Debentures will not have the benefit of any sinking fund.

    The Paying Agent will act as Capital Funding's paying agent with respect to the Debentures. Payments of principal of and premium, if any, and interest on the Debentures will be made by Capital Funding through the Paying Agent to DTC. See "--Book-Entry System."

    The Debentures may be transferred or exchanged without any service charge at the corporate trust office of the Paying Agent in the Borough of Manhattan in The City of New York, or at any other office or agency maintained by Capital Funding for such purpose.

REDEMPTION

    The 2002 Notes, the 2007 Notes, the 2027 Debentures, the 2037 Debentures and, except in the circumstances described below under "--Conditional Right to Advance Maturity and Tax Event Redemption," the 2097 Debentures are not redeemable by Capital Funding prior to maturity.

    The 2032 Debentures are not redeemable prior to February 1, 2007. On or after February 1, 2007 and prior to maturity, Capital Funding, at its option, may redeem all or, from time to time, any part of the 2032 Debentures on at least 30 days but not more than 90 days notice, as provided in the Indenture, at the following redemption prices (expressed in percentages of the principal amount) during the 12-month periods beginning February 1:

2007.......................................................    104.075%
2008.......................................................    103.668%
2009.......................................................    103.260%
2010.......................................................    102.853%
2011.......................................................    102.445%
2012.......................................................    102.038%
2013.......................................................    101.630%
2014.......................................................    101.223%
2015.......................................................    100.815%
2016.......................................................    100.408%

and thereafter at 100%, together in each case with accrued interest to the date fixed for redemption.

OPTIONAL REPAYMENT

    The 2037 Debentures may be repaid on January 15, 2004, at the option of the registered holders thereof, at a price equal to 100% of their principal amount plus all accrued interest thereon to January 15, 2004. In order to exercise this option, a holder must deliver to the Paying Agent, at its corporate trust office in the Borough of Manhattan in The City of New York, during the period beginning on November 15, 2003 and ending at 5:00 p.m. (New York City time) on December 15, 2003 (or, if December 15, 2003 is not a Business Day, the next succeeding Business Day), the certificate representing the 2037 Debenture as to which an election to exercise the repayment option is being made, together with a duly signed and completed notice of election to have such 2037 Debenture repaid by Capital Funding. Once made, an election to exercise the repayment option by a holder of a 2037 Debenture will be irrevocable. The repayment option may be exercised by the holder of a 2037 Debenture for less than the entire principal amount of the 2037 Debentures held by such holder, so long as the principal amount that is to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any 2037 Debenture for repayment will be determined by Capital Funding, whose determination will be final and binding.

    Failure by Capital Funding to repay the 2037 Debentures when required as described in the preceding paragraph will result in an Event of Default under the Indenture.

    As long as the 2037 Debentures are represented by a Global Debenture (as defined below), DTC or DTC's nominee will be the registered holder of the 2037 Debenture and therefore will be the only entity that can exercise the repayment option with respect to the 2037 Debentures. In order to ensure that DTC or its nominee will exercise in a timely manner the repayment option with respect to a particular 2037 Debenture, the beneficial owner of an interest in such Global Debenture must instruct the broker or other direct or indirect participant through which it holds its interest to notify DTC of its desire to exercise the repayment option. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each such beneficial owner should consult the broker or other direct or indirect participant through which it holds its interest in a Global Debenture in order to ascertain the cut-off time by which such instruction must be given to ensure that timely notice of an election to exercise the repayment option may be given to DTC. See "--Book-Entry System."

    No similar right of repayment is available to holders of the 2002 Notes, the 2007 Notes, the 2027 Debentures, the 2032 Debentures or the 2097 Debentures.

CONDITIONAL RIGHT TO ADVANCE MATURITY AND TAX EVENT REDEMPTION

    Capital Funding intends to deduct interest paid on the 2097 Debentures for federal income tax purposes. However, the Clinton Administration's budget proposal for Fiscal Year 1997, released on March 19, 1996, contained a series of proposed tax law changes (the "Proposed Legislation") that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. On March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a joint statement (the "Joint Statement") to the effect that the Proposed Legislation, if enacted, would not be effective prior to the date of "appropriate congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to the Treasury Department (the "Democrat Letters") which concurred with the view expressed in the Joint Statement. The Proposed Legislation was not enacted by the 104th Congress. If other legislation similar to the Proposed Legislation were proposed and the principles contained in the Joint Statement and the Democrat Letters were followed, such other legislation, if enacted, should not apply to the 2097 Debentures. There can be no assurance, however, that the Proposed Legislation or similar legislation affecting Capital Funding's ability to deduct interest paid on the 2097 Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

    Upon the occurrence of a Tax Event, Capital Funding will have the right to advance the maturity date of the 2097 Debentures to the minimum extent required in order to allow for the payments of interest in respect of the 2097 Debentures to be deductible (such action being referred to herein as a "Tax Event Maturity Advancement"). Notwithstanding the foregoing, such maturity date shall be advanced only if, in the opinion of nationally recognized independent tax counsel experienced in such matters, after effecting a Tax Event Maturity Advancement, interest paid on the 2097 Debentures will be deductible for federal income tax purposes. There can be no assurance that Capital Funding would not exercise its right to advance the maturity date of the 2097 Debentures upon the occurrence of such a Tax Event.

    In the event that Capital Funding elects to exercise its right to advance the maturity date of the 2097 Debentures upon the occurrence of a Tax Event, Capital Funding will mail a notice of the advanced maturity to each holder of record of the 2097 Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the 2097 Debentures. Such notice shall be effective immediately upon mailing.

    Capital Funding believes that the 2097 Debentures should constitute indebtedness for federal income tax purposes under current law and that an exercise of its right to advance the maturity date of the 2097 Debentures would not be a taxable event to holders. Prospective investors should be aware, however, that Capital Funding's exercise of its right to advance the maturity date of the 2097 Debentures will be a taxable event to holders if the 2097 Debentures are treated as equity for purposes of federal income taxation before the maturity date is advanced.

    Notwithstanding the foregoing, if a Tax Event occurs and in the opinion of nationally recognized independent tax counsel experienced in such matters, there would in all cases, after effecting a Tax Event Maturity Advancement, be more than an insubstantial risk that an Adverse Tax Consequence (as defined herein) would continue to exist, Capital Funding will have the right, within 90 days following the occurrence of such Tax Event, to redeem the 2097 Debentures in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the principal amount of such 2097 Debentures or (ii) the sum, as determined by a Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest from the redemption date to February 1, 2097 (the "Remaining Life"), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.

    "Tax Event" means the receipt by Capital Funding of an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative written decision or pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is made on or after the date hereof, there is more than an insubstantial risk that interest payable by Capital Funding on the 2097 Debentures is not, or will not be, deductible, in whole or in part, by Capital Funding for federal income tax purposes (referred to herein as an "Adverse Tax Consequence").

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus .50%.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life of the 2097 Debentures.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with Capital Funding. "Reference Treasury Dealer" means: (i) Merrill Lynch Government Securities, Inc. and its respective successors; PROVIDED, HOWEVER, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Capital Funding shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with Capital Funding.

    "Comparable Treasury Price" means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of 2097 Debentures to be redeemed at its registered address. Unless Capital Funding defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on such 2097 Debentures called for redemption.

BOOK-ENTRY SYSTEM

    DTC will act as securities depositary for the Notes and the Debentures. The Notes and the Debentures will each be issued only in the form of one or more fully registered certificates registered in the name of Cede & Co., DTC's nominee. Except as provided below, owners of beneficial interests in the certificates for the Notes registered in the name of DTC or its nominee ("Global Notes") or in the certificates for the Debentures registered in the name of DTC or its nominee ("Global Debentures") will not be entitled to have either the Global Notes or the Global Debentures, as the case may be, registered in their names and will not receive or be entitled to receive physical delivery of either the Global Notes or the Global Debentures in definitive form. Unless and until definitive Notes or Debentures are issued to owners of beneficial interest in the Global Notes or the Global Debentures, such owners of beneficial interest will not be recognized as Holders of either the Notes or the Debentures, as the case may be, by Capital Funding, the Trustee or the Paying Agent. Hence, until such time, owners of beneficial interests in either the Global Notes or the Global Debentures will only be able to exercise the rights of Holders indirectly through DTC and its participating organizations (which may include Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Citibank, N.A., as operator of Cedel Bank, societe anonyme). Except as set forth below, the certificates may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note or a Global Debenture.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "Clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes or Debentures within DTC's system must be made by or through Direct Participants, which will receive a credit for the Notes or the Debentures, as the case may be, on DTC's records. The ownership interest of each actual purchaser of each Note or Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased the Notes or the Debentures, as the case may be. Transfers of ownership interests in the Notes or the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes or Debentures, except in the event that use of the book-entry system for the Notes or the Debentures is discontinued.

    To facilitate subsequent transfers, all of the Notes and the Debentures deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Notes or Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes or the Debentures. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes or Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyances of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Although voting with respect to the Notes and the Debentures is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Notes or Debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to Capital Funding as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes or the Debentures, as the case may be, are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Payments of principal of and interest on the Notes and the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, the Trustee, Capital Funding or U S WEST, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of Capital Funding, the Paying Agent or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a Global Note or a Global Debenture will not be entitled to receive physical delivery of Notes or Debentures, as the case may be. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes or the Debentures.

    DTC may discontinue providing its services as securities depositary with respect to the Notes or the Debentures at any time by giving reasonable notice to Capital Funding or the Paying Agent. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the Notes or the Debentures, as the case may be, are required to be printed and delivered. Additionally, Capital Funding may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Notes or the Debentures. In that event, certificates for the Notes or the Debentures, as the case may be, will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Capital Funding and U S WEST believe to be reliable, but Capital Funding and U S WEST take no responsibility for the accuracy thereof.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among Capital Funding, U S WEST, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and J.P. Morgan Securities Inc. (the "Underwriters"), Capital Funding has agreed to sell to the Underwriters and the Underwriters have severally agreed to purchase, the respective principal amounts of the Notes and the Debentures set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes and the Debentures if any are purchased.

                                             PRINCIPAL     PRINCIPAL      PRINCIPAL     PRINCIPAL    PRINCIPAL    PRINCIPAL
                                             AMOUNT OF     AMOUNT OF      AMOUNT OF     AMOUNT OF    AMOUNT OF    AMOUNT OF
                                               2002          2007           2027          2032         2037         2097
               UNDERWRITER                     NOTES         NOTES       DEBENTURES    DEBENTURES   DEBENTURES   DEBENTURES
------------------------------------------  -----------  -------------  -------------  -----------  -----------  -----------

Merrill Lynch, Pierce, Fenner & Smith
          Incorporated....................  $114,000,000 $ 209,000,000  $ 209,000,000  $38,000,000  $114,000,000 $95,000,000
Lehman Brothers Inc. .....................  114,000,000    209,000,000    209,000,000   38,000,000  114,000,000   95,000,000
Goldman, Sachs & Co. .....................  114,000,000    209,000,000    209,000,000   38,000,000  114,000,000   95,000,000
Morgan Stanley & Co. Incorporated.........  114,000,000    209,000,000    209,000,000   38,000,000  114,000,000   95,000,000
Salomon Brothers Inc .....................  114,000,000    209,000,000    209,000,000   38,000,000  114,000,000   95,000,000
J.P. Morgan Securities Inc. ..............   30,000,000     55,000,000     55,000,000   10,000,000   30,000,000   25,000,000
                                            -----------  -------------  -------------  -----------  -----------  -----------
          Total...........................  $600,000,000 $1,100,000,000 $1,100,000,000 $200,000,000 $600,000,000 $500,000,000
                                            -----------  -------------  -------------  -----------  -----------  -----------
                                            -----------  -------------  -------------  -----------  -----------  -----------

    The Underwriters have advised Capital Funding that they propose initially to offer the Notes and the Debentures to the public at the public offering prices set forth on the cover page of this Prospectus Supplement, and to certain dealers at such prices less a concession not in excess of .35% of the principal amount of the 2002 Notes, .4% of the principal amount of the 2007 Notes, .5% of the principal amount of the 2027 Debentures, .5% of the principal amount of the 2032 Debentures, .375% of the principal amount of the 2037 Debentures and .675% of the principal amount of the 2097 Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the 2002 Notes, .25% of the principal amount of the 2007 Notes, .25% of the principal amount of the 2027 Debentures, .25% of the principal amount of the 2032 Debentures, .25% of the principal amount of the 2037 Debentures and
 .375% of the principal amount of the 2097 Debentures to other brokers and dealers. After the initial public offering, the offering prices, concessions and discounts may be changed.

    During a period of 30 days from the date of this Prospectus Supplement, neither Capital Funding nor U S WEST will, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any senior debt securities with maturities of more than one year.

    The Notes and the Debentures are new issues of securities with no established trading markets. Capital Funding and U S WEST have been advised by the Underwriters that they intend to make a market in the Notes and the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or the Debentures.

    Capital Funding and U S WEST have agreed to indemnify the several Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, U S WEST and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters relating to the Notes, the Debentures and the Guarantees will be passed upon for Capital Funding and U S WEST by Weil, Gotshal & Manges LLP, New York, New York and by Stephen E. Brilz, Corporate Counsel and Assistant Secretary of U S WEST, and for the Underwriters by Brown & Wood LLP, New York, New York.

PROSPECTUS

                                                                       [LOGO]

                                 $4,150,000,000

                         U S WEST CAPITAL FUNDING, INC.

                                DEBT SECURITIES

             UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL,
                       PREMIUM, IF ANY, AND INTEREST, BY

                                 U S WEST, INC.

    U S WEST Capital Funding, Inc. ("Capital Funding") from time to time offers its notes, debentures, or other debt securities (the "Debt Securities"), in one or more series, up to an aggregate principal amount of $4,150,000,000 (or its equivalent, based on the applicable exchange rate at the time of offering, in such foreign currencies, or units of two or more thereof as shall be designated by Capital Funding). Debt Securities may be issued in registered form without coupons, bearer form with coupons attached, or in the form of a Global Security. All Debt Securities will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by U S WEST, Inc. ("U S WEST").

    When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, form of currency or currencies in which the principal, and premium, if any, and interest are payable, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption or repurchase at the option of Capital Funding or the holder, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by, underwriters and the compensation of such underwriters, any listing of the Debt Securities on a securities exchange, and the other terms in connection with the offering and sale of such Debt Securities.

    If an agent of Capital Funding or a dealer or an underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The net proceeds to Capital Funding from such sale will be the purchase price of such Debt Securities less such commission in the case of an agent, the purchase price of such Debt Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate net proceeds to Capital Funding from all the Debt Securities will be the purchase price of the Debt Securities sold, less the aggregate of agents' commissions and dealers' and underwriters' discounts and other expenses of issuance and distribution. The net proceeds to Capital Funding from the sale of the Debt Securities will be set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                         CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is December 9, 1996.

                             AVAILABLE INFORMATION

    U S WEST is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including U S WEST. In addition, such material is available for inspection at the New York and Pacific Stock Exchanges.

    U S WEST and Capital Funding have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by U S WEST with the Commission (File No. 1-8611) and are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and (iii) Current Reports on Form 8-K dated February 12, 1996, February 29, 1996, April 4, 1996, May 1, 1996, June 10, 1996, July 29, 1996, October 7,
1996, October 15, 1996, October 23, 1996 and November 15, 1996.

    All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies and supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    U S WEST and Capital Funding will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference therein. Requests should be directed to Investor Relations, U S WEST, Inc., 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

                            ------------------------

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and directory and information services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). The Communications Group provides telecommunications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international directory and information services businesses. U S WEST has two classes of common stock: U S WEST Communications Group Common Stock, par value $.01 per share (the "Communications Stock"), and U S WEST Media Group Common Stock, par value $.01 per share (the "Media Stock"). The Communications Stock is intended to reflect separately the performance of the Communications Group and the Media Stock is intended to reflect separately the performance of the Media Group.

                         U S WEST CAPITAL FUNDING, INC.

    Capital Funding is a wholly-owned subsidiary of U S WEST and was incorporated under the laws of the State of Colorado in June 1986. Capital Funding was incorporated to provide financing to U S WEST and its affiliates through the issuance of indebtedness guaranteed by U S WEST. The principal executive offices of Capital Funding are located at 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

                                USE OF PROCEEDS

    Capital Funding will apply the net proceeds from the sale of the Debt Securities to its general funds to be used for loans to U S WEST and affiliates of U S WEST, which will in turn use the funds for general corporate purposes, including acquisitions, the reduction of short-term and long-term borrowings, and for other business opportunities. The amount and timing of these loans will depend upon the future growth and financing requirements of U S WEST and its affiliates.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges from continuing operations of U S WEST for the periods indicated. For the purpose of calculating this ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include interest on indebtedness (excluding discontinued operations), guaranteed minority interest-expense and the portion of rentals representative of the interest factor.

                                        NINE MONTHS
                                           ENDED
                                         SEPTEMBER
      YEAR ENDED DECEMBER 31,               30,
------------------------------------    ------------
1991    1992    1993    1994    1995    1995    1996
----    ----    ----    ----    ----    ----    ----
 3.11    3.85    2.38    4.85    4.03    3.98    3.67


                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

    The following description sets forth certain general terms and provisions of the Debt Securities and Guarantees to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

    The Debt Securities are to be issued under an Indenture ("Indenture"), dated as of April 15, 1988, and amended as of November 1, 1995, among U S WEST, Capital Funding, and First National Bank of Santa Fe ("Trustee"). As of the date of this Prospectus, $841 million of Debt Securities have been issued under the Indenture and $520 million of such Debt Securities remain outstanding. The following summaries of certain provisions of the Debt Securities, the Guarantees, and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities, the Guarantees, and the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

    The Indenture does not limit the amount of Debt Securities which can be issued thereunder and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, Capital Funding's Board of Directors or by supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby; (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of the Debt Securities of the series will mature; (iv) the rate or rates (or manner of calculations thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale, or delivery of Debt Securities in bearer form ("bearer Debt Securities"), and whether and the terms upon which bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (ix) whether and under what circumstances Capital Funding will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether Capital Funding will have the option to redeem such Debt Securities rather than pay such additional amounts; (x) whether the Debt Securities will be denominated or provide for payment in United States dollars or a foreign currency or units of two or more such foreign currencies; and (xi) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Section 2.01 and 2.02.) To the extent not described herein, principal, premium, if any, and interest will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

    Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of Capital Funding, and will rank on a parity with Capital Funding's other indebtedness, and will have the benefit of the Guarantees described herein. However, since U S WEST is a holding company, the right of U S WEST and, hence, the right of creditors of U S WEST (including the holders of the Debt Securities) to participate in any distribution of the assets of any subsidiaries of U S WEST, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of U S WEST itself as a creditor of a subsidiary may be recognized.

    Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the term of the series. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof, and bearer Debt Securities will not be offered, sold, resold, or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national, or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States, or any political subdivision thereof, or an estate or trust which is subject to United States federal income taxation regardless of its source of income.

    To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of Capital Funding located outside of the United States and its possessions. (Section 2.05(c).) Capital Funding will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, Capital Funding will maintain a paying agent outside the United States and its possessions to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04)

    Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

    If appropriate, federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more fully registered global securities (each a "Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangements with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Capital Funding anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit the accounts held with it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by Capital Funding if such Debt Securities are offered and sold directly by Capital Funding. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or on the records of participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Principal, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither Capital Funding, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Capital Funding expects that the Depositary for a series of Debt Securities issued in the form of a Global Security, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depositary. Capital Funding also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

    If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Capital Funding within 90 days, Capital Funding will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, Capital Funding may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by a Global Security and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities of such series so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

GUARANTEES

    U S WEST will unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. (Section 2.15.) The Guarantees will rank equally with all other unsecured and unsubordinated obligations of U S WEST.

EXCHANGE OF SECURITIES

    To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer form Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto, at an agency of Capital Funding maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, United States Treasury regulations do not permit exchanges of registered Debt Securities for bearer Debt Securities and, unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

LIENS ON ASSETS

    If at any time, Capital Funding mortgages, pledges, or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, Capital Funding will secure the outstanding Debt Securities, and any other obligations of Capital Funding which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge, or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal, or refunding of mortgages or liens created or existing at the time property is acquired, created within 180 days thereafter, or created for the purpose of securing the cost of construction and improvement of property, or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify Capital Funding to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions, or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents any entity other than Capital Funding from mortgaging, pledging, or subjecting to any lien any of its property or assets, whether or not acquired from Capital Funding or U S WEST. (Section 4.03.)

AMENDMENT AND WAIVER

    Subject to certain exceptions, the Indenture may be amended or supplemented by Capital Funding, U S WEST, and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not
(i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the fixed maturity of any Debt Security; (iv) waive a default in the payment of the principal of or interest on any Debt Security; (v) make any Debt Security payable in money other than that stated in the Debt Security; or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Debt Securityholder (i) to cure any ambiguity, defect, or inconsistency in the Indenture, the Debt Securities of any series or the Guarantees; (ii) to provide for the assumption of all the obligations of Capital Funding or U S WEST under the Debt Securities, any coupons related thereto, the Guarantees, and the Indenture by any corporation in connection with a merger, consolidation, transfer, or lease of Capital Funding's or U S WEST's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Debt Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or the Guarantees endorsed thereon or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities; or (vi) to add to the rights of Debt Securityholders. (Section 9.01.)

MERGER

    Capital Funding or U S WEST may consolidate with or merger into, or transfer or lease its property and assets substantially as an entirety to, another entity if the successor entity is a corporation and assumes all the obligations, as the case may be, of Capital Funding, under the Debt Securities, and any coupons related thereto and the Indenture, or of U S WEST, under the Guarantees and the Indenture, and if, after giving effect to such transaction, a Default or Event of Default would not occur or be continuing. Thereafter, all such obligations of Capital Funding or U S WEST, as the case may be, shall terminate. (Section 5.01 and 5.02.)

    The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly-leveraged transaction, reorganization, merger or similar transaction involving U S WEST or Capital Funding that may adversely affect holders of the Debt Securities.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of each series for

90 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) failure by Capital Funding or U S WEST for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Indenture, in the Guarantees, or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency of Capital Funding or the Guarantor. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) shall be due and payable immediately. (Section 6.02.)

    Securityholders may not enforce the Indenture, the Debt Securities, or the Guarantees, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.01.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from Debt Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

    U S WEST and certain of its affiliates, including Capital Funding, maintain banking relationships in the ordinary course of business with the Trustee. In addition, the Trustee and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain debt securities of U S WEST and its affiliates.

                              PLAN OF DISTRIBUTION

GENERAL

    Capital Funding may sell the Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers, or (v) through a combination of any such methods of sale.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

    Offers to purchase Debt Securities may be solicited directly by Capital Funding or by agents designated by Capital Funding from time to time. Any such agent, which may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Capital Funding to such agent will be set forth, in the Prospectus Supplement or the Pricing Supplement. Unless otherwise indicated in the Prospectus Supplement or the Pricing Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be customers of, engage in transactions with, or perform services for, Capital Funding in the ordinary course of business.

    If an underwriter or underwriters are utilized in the sale, Capital Funding and U S WEST will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transactions will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities.

    If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, Capital Funding will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by each dealer at the time of resale.

    Underwriters, dealers, agents, and other persons may be entitled, under agreements which may be entered into with Capital Funding and U S WEST, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the Prospectus Supplement, Capital Funding will authorize dealers or other persons acting as Capital Funding's agents to solicit offers by certain institutions to purchase Debt Securities from Capital Funding pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases, such institutions must be approved by Capital Funding. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchaser of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (b) if the Debt Securities are also being sold to underwriters, Capital Funding shall have sold to such underwriters the Debt Securities not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

    The consolidated and combined financial statements and financial statements schedule included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1995 are incorporated herein by reference in reliance on reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Continental Cablevision, Inc. and subsidiaries incorporated by reference in U S WEST's Current Report on Form 8-K dated October 15, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

    Certain legal matters relating to the Debt Securities and the Guarantees to be offered hereby will be passed upon for Capital Funding and U S WEST by Stephen E. Brilz, Corporate Counsel and Assistant Secretary of U S WEST, Inc.

DESCRIPTION OF MAP - INSIDE BACK COVER OF PROSPECTUS SUPPLEMENT

     Map of the United States showing (i) U S WEST Communication's 14 state local wireline region, (ii) the locations of PrimeCo Personal Communications, L.P.'s properties, (iii) the locations of the cellular properties of U S WEST and Airtouch, (iv) the cable clusters of U S WEST, including properties owned or managed by Time Warner Entertainment Company, L.P., differentiating those with between 25,000 and 100,000 subscribers, those with between 100,000 and 250,000 subscribers and those with more than 250,000 subscribers.

--------------------------------------------------------------------------------
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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY U S WEST, CAPITAL FUNDING OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF U S WEST OR CAPITAL FUNDING SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
U S WEST, Inc. ................................        S-4
U S WEST Capital Funding, Inc. ................        S-8
Recent Developments............................        S-8
Use of Proceeds................................       S-10
Capitalization of U S WEST.....................       S-10
Summary Historical and Pro Forma Financial
  Data.........................................       S-11
Description of Notes and Debentures............       S-26
Underwriting...................................       S-33
Legal Matters..................................       S-34
                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
U S WEST, Inc. ................................          3
U S WEST Capital Funding, Inc. ................          3
Use of Proceeds................................          3
Ratio of Earnings to Fixed Charges.............          3
Description of Debt Securities and
  Guarantees...................................          3
Plan of Distribution...........................          8
Experts........................................          9
Legal Opinions.................................          9

                                 $4,100,000,000

                                     [LOGO]

                                    U S WEST
                             CAPITAL FUNDING, INC.

                                  $600,000,000
                        6.85% NOTES DUE JANUARY 15, 2002

                                 $1,100,000,000
                        7.30% NOTES DUE JANUARY 15, 2007

                                 $1,100,000,000
                     7.90% DEBENTURES DUE FEBRUARY 1, 2027

                                  $200,000,000
                     8.15% DEBENTURES DUE FEBRUARY 1, 2032

                                  $600,000,000
                     6.95% DEBENTURES DUE JANUARY 15, 2037

                                  $500,000,000
                     7.95% DEBENTURES DUE FEBRUARY 1, 2097

                           UNCONDITIONALLY GUARANTEED
                          AS TO PAYMENT OF PRINCIPAL,
                        PREMIUM, IF ANY, AND INTEREST BY
                                 U S WEST, INC.

                             ---------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                              GOLDMAN, SACHS & CO.
                              MORGAN STANLEY & CO.
                                   INCORPORATED
                              SALOMON BROTHERS INC

                                JANUARY 16, 1997

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